UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Novellus Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

April 8, 2010

To the Shareholders of Novellus Systems, Inc.:

You are cordially invited to attend the annual meeting of shareholders (the “Annual Meeting”) of Novellus Systems, Inc. (the “Company”) on May 11, 2010 at 8:00 a.m., Pacific Time. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

A description of the business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy (i) over the Internet, (ii) by telephone, or (iii) by completing, signing, dating and returning the enclosed Proxy Card promptly in the accompanying envelope. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

/S/ RICHARD S. HILL
Richard S. Hill Chairman of the Board and Chief Executive Officer

NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 11, 2010

To the Shareholders of Novellus Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Novellus Systems, Inc. (the “Company”) will be held on May 11, 2010 at 8:00 a.m., Pacific Time, at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134, for the following purposes:

1.	To elect eight directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Annual Meeting will be open to shareholders of record, proxy holders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the Annual Meeting.

The Board of Directors has fixed the close of business on March 25, 2010 as the record date for determining the shareholders entitled to receive notice of and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 11, 2010.

The proxy statement, annual report to shareholders and proxy card are available at www.proxyvote.com.

FOR THE BOARD OF DIRECTORS,

/S/ KARTHIK RAMMOHAN
Karthik Rammohan Treasurer and Corporate Secretary

San Jose, California

April 8, 2010

YOUR VOTE IS IMPORTANT

To ensure your representation at the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy or voting instructions (i) over the Internet at www.proxyvote.com, (ii) by telephone at (800)690-6903, or (iii) by completing, signing, dating and returning the enclosed Proxy Card promptly in the accompanying envelope. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you returned a proxy or voting instructions.

NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

PROXY STATEMENT

Annual Meeting of Shareholders

May 11, 2010

General Information

The enclosed proxy is solicited on behalf of the Board of Directors of Novellus Systems, Inc., a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 11, 2010 at 8:00 a.m., Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

This Proxy Statement and the form of proxy are first being mailed on or about April 8, 2010 to shareholders entitled to vote at the Annual Meeting.

Record Date, Share Ownership and Quorum

Shareholders of record at the close of business on March 25, 2010 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. At the Record Date, 95,925,684 shares of the Company’s common stock (the “Common Stock”) were issued and outstanding. The presence in person or by proxy of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Voting and Solicitation

Each share of Common Stock outstanding on the Record Date is entitled to one vote. Under the Company’s cumulative voting provisions, each shareholder may cast his or her votes for a single nominee for director, or distribute among up to eight nominees a number of votes equal to eight multiplied by the number of shares held by that shareholder. However, cumulative voting will not be available unless, at the Annual Meeting, at least one shareholder has given written notice to the chairman of the Annual Meeting of his or her intent to cumulate votes prior to the voting. Cumulative voting will apply only to those candidates whose names have been placed in nomination prior to the voting.

If you are not planning to attend the Annual Meeting and vote your shares in person, your shares of Common Stock cannot be voted until either (i) a signed Proxy Card is returned to the Company, or (ii) voting instructions are submitted by accessing the Internet website at www.proxyvote.com as described on the enclosed Proxy Card and following the instructions provided or by calling (800) 690-6903 (the designated telephone number included on the enclosed Proxy Card) and following the recorded instructions. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed Proxy Card. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide voting instructions, and to confirm that instructions have been recorded properly.

The enclosed Proxy Card also serves as a voting instruction to the trustee of the Novellus Systems, Inc. Retirement Plan for shares of Common Stock held in the Novellus Systems, Inc. Retirement Plan as of the

Record Date, provided that instructions are furnished over the Internet or by telephone by 5:00 p.m. Eastern Time on May 7, 2010, or that the Proxy Card is signed, returned, and received by 5:00 p.m. Eastern Time on May 7, 2010. If instructions are not received over the Internet or by telephone by 5:00 p.m. Eastern Time on May 7, 2010, or if the signed Proxy Card is not returned and received by that date and time, the shares of Common Stock in the Novellus Systems, Inc. Retirement Plan will be voted by the trustee in the same proportions as the shares for which the trustee receives timely voting instructions.

The cost of managing the proxy process will be borne by the Company. The Company has retained the services of Georgeson, Inc. (“Georgeson”) to assist in the solicitation of proxies for a fee not to exceed $9,500 plus any customary out-of-pocket expenses and service fees. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to those beneficial owners. Certain of the Company’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by email, telephone, fax or personal solicitation.

The Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting with the assistance of Broadridge Financial Solutions, Inc. (“Broadridge”). The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors at the Annual Meeting whereby directors are elected by a plurality, the affirmative vote of a majority of shares of Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of the proposals presented to shareholders at this Annual Meeting. In general, California law provides that a quorum consists of a majority of the shares of Common Stock entitled to vote, either in person or represented by proxy. With respect to any matter submitted to a vote of the shareholders, the Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of that matter. Any proxy which is returned using the form of proxy enclosed and which is not marked as to any one of the following items will be voted FOR the election of directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting, with respect in each case to the particular item or items not marked. Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by SEC Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Amended and Restated Bylaws (the “Bylaws”) with respect to the procedures which must be followed for a matter to be properly presented at an annual meeting, if other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. As the result of a recent rule change, the election of directors is no longer considered a “routine” matter. Beneficial owners who hold their shares through a stock brokerage account will have to give voting instructions to their brokers in order for a broker to vote on the election of directors. If you are a beneficial owner, failure to provide instructions to your broker will result in your shares not being voted in connection with the election of directors. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010 is currently considered a “routine” matter, and a broker has the discretionary voting power to vote on this matter without any instructions from the beneficial owner. Broker non-votes are counted for purposes of determining a quorum, but will have no effect on the election of directors or the ratification of the selection of Ernst & Young LLP.

Revocability of Proxies

A shareholder may revoke any proxy or voting instructions given pursuant to this solicitation at any time before its use by:

1.	delivering to the Company (to the attention of Karthik Rammohan, Corporate Secretary, 4000 North First Street, San Jose, California 95134) a written notice of revocation;

2.	delivering a duly executed proxy or voting instructions bearing a later date before the Annual Meeting by (i) submitting new voting instructions via the Internet at www.proxyvote.com, or (ii) calling (800) 690-6903 the designated telephone number and enter new voting instructions; or

3.	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple shareholders in a shareholders’ household. The Company believes this “householding” rule will provide greater convenience for its shareholders, as well as cost savings for the Company by reducing the number of duplicate documents that are sent to shareholders’ homes.

The “householding” election appears on the Proxy Card accompanying this Proxy Statement. If you wish to participate in the “householding” program, please indicate “YES” when voting your proxy. Your affirmative or implied consent will be perpetual unless you withhold or revoke it. If you wish to continue to receive separate proxy statements and annual reports for each account in your household, you must withhold your consent to our “householding” program by so indicating when voting your proxy. Please note that if you do not respond, you will be deemed to have consented and “householding” will begin 60 days after the mailing of this document.

You may revoke your consent to “householding” at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent to participate in the “householding” program, or if you submit a written or oral request to the Company to the attention of Karthik Rammohan, Corporate Secretary, 4000 North First Street, San Jose, California 95134, each shareholder at your address will receive individual copies of the Company’s disclosure documents within 30 days of receipt of your revocation or request.

Electronic Access of Annual Meeting Materials

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications electronically via e-mail or the Internet. With electronic delivery, we will notify you as soon as the annual report and the proxy statement are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1. Follow the voting instructions to vote using the Internet at www.proxyvote.com, and when prompted, indicate that you agree to receive or access shareholders communications electronically in future years.

2. Check the box on the proxy card, indicating your intent to consent to access future annual reports and proxy statements of the Company electronically over the Internet.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact Broadridge at http://enroll.icsdelivery.com/nvls.

Deadline for Receipt of Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the Corporate Secretary of the Company. To be timely for the Company’s 2011 annual meeting of shareholders, a shareholders’ notice must be delivered to or mailed and received by the Company at its principal executive offices between December 12, 2010 and February 10, 2011. A shareholder’s notice to the Corporate Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and intended to be presented at the Company’s 2011 annual meeting of shareholders must be received by the Company not later than December 9, 2010 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The authorized number of directors is currently fixed at nine, as set by the Board of Directors pursuant to the Bylaws of the Company. Mr. Litster turned 71 years of age during his current term as a director and therefore, pursuant to our Bylaws, is not eligible to stand for re-election at the 2010 Annual Meeting of Shareholders. The Governance and Nominating Committee (the “Governance Committee”) determined not to nominate Mr. Litster as a director on this basis, and the Company’s Board of Directors has determined to fix the authorized number of directors at eight, effective upon the election of directors at the Annual Meeting.

The Company’s shareholders will elect eight directors at the Annual Meeting. The Governance Committee has recommended, and the Board of Directors has nominated, the eight persons listed below for election as directors at the Annual Meeting, each to serve until the 2011 annual meeting of shareholders, until each director’s successor is elected or appointed or until the earlier resignation or removal of the director. The eight nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the eight nominees of the Board of Directors named below. Each nominee is currently a director of the Company, and has consented, if elected, to serve until his or her term expires. In the event that any nominee of the Board of Directors is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, and a shareholder give proper written notice to effect cumulative voting, the proxy holders shall vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since
Richard S. Hill	58	Chairman of the Board of Directors and Chief Executive Officer of the Company	1993
Neil R. Bonke	68	Retired semiconductor equipment industry executive, private investor	2004
Youssef A. El-Mansy	65	Retired Vice President, Director of Logic Technology Development, Intel Corporation	2004
Yoshio Nishi	70	Professor of Electrical Engineering and Director Institute of Technology Facility	2002
Glen G. Possley	69	Managing General Partner of Glen-Ore Associates, a consulting enterprise focused on the semiconductor business	1991
Ann D. Rhoads	44	Executive Vice President and Chief Financial Officer of Zogenix, Inc., a pharmaceutical company	2003
William R. Spivey	63	Retired President and Chief Executive Officer of Luminent, Inc.	1998
Delbert A. Whitaker	66	Retired Senior Vice President, Texas Instruments, Inc.	2002

The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected and qualified. The Company’s Bylaws provide that no person may be elected to the Board of Directors if that director will, on or prior to the date of such meeting of shareholders, have reached an anniversary exceeding his or her 70th anniversary of birth. If during any term of office a director reaches an anniversary exceeding his or her 70th anniversary of birth, then that director shall be allowed to complete his or her term in office but shall not be eligible to seek election to the Board of Directors for a subsequent term. There is no family relationship between any director and any other director or executive officer of the Company.

Mr. Hill has been Chief Executive Officer and a member of the Board of Directors of the Company since December 1993. In May 1996, he was appointed Chairman of the Board of Directors. From 1981 to 1993, Mr. Hill was employed by Tektronix, Inc., a provider of communications network management and diagnostic solutions, where he held various positions, including President of the Tektronix Development Company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation. Prior to joining Tektronix, Inc., Mr. Hill held engineering or management positions at General Electric Corporation, a multinational technology services conglomerate; Motorola Inc., a communications company; and Hughes Aircraft Company, an aerospace and defense company. Mr. Hill holds a Bachelor of Science degree in Bioengineering from the University of Illinois and a Master of Business Administration from Syracuse University. Mr. Hill is also a member of the Board of Directors of LSI Logic Corp., Arrow Electronics, Inc. and the University of Illinois Foundation.

The Board of Directors has concluded that Mr. Hill should serve as a director of the Company because of his more than 17 years of experience as Chief Executive Officer and Chairman of the Board of the Company, his more than 35 years of semiconductor industry experience and his educational background in Finance.

Mr. Bonke became a member of the Board of Directors in April 2004. Mr. Bonke is a private investor and is the retired Chairman of the Board of Directors and Chief Executive Officer of Electroglas, Inc., a semiconductor test equipment manufacturer. He also serves on the Board of Directors of Sanmina-SCI Corporation, an electronics manufacturing services company. Mr. Bonke is a past director of the San Jose State University Foundation. Mr. Bonke holds a Bachelor of Science degree in Engineering and Technical Marketing from Clarkson University.

The Board of Directors has concluded that Mr. Bonke should serve as a director of the Company because of his knowledge of the semiconductor industry, management experience, financial expertise and service as a director of publicly-traded semiconductor companies. In addition, the Board of Directors has based its recommendation on Mr. Bonke’s knowledge of the business and operations of the Company, resulting from his service as a director of the Company since 2004.

Mr. El-Mansy became a member of the Board of Directors in April 2004. Mr. El-Mansy is the retired Vice President, Director of Logic Technology Development, at Intel Corporation (“Intel”), a leading producer of microchips, computing and communications products, where he was responsible for managing technology development, the processor design center for Intel’s Technology and Manufacturing Group and two wafer manufacturing facilities. Mr. El-Mansy joined Intel in 1979 and led microprocessor technology development at Intel for 20 years. Prior to joining Intel, Mr. El-Mansy held engineering positions at Bell Northern Research, a telecommunications company in Canada. From July 2004 until June 2009, Mr. El-Mansy also served on the Board of Directors of Zygo Corporation, a designer and manufacturer of optical systems. Mr. El-Mansy holds Bachelor of Science and Masters degrees in Electronics and Communications from Alexandria University in Egypt and a Ph.D. in Electronics from Carleton University in Ottawa, Canada.

The Board of Directors has concluded that Mr. El-Mansy should serve as a director of the Company because of his more than 30 years of experience as an engineer and executive focused on the manufacturing of technological devices and components, as well as his public company experience as a director and member of the Compensation Committee of Zygo Corporation. This experience enables Mr. El-Mansy to provide management with a relevant technical and business perspective. In addition, the Board of Directors has based its recommendation on Mr. El-Mansy’s knowledge of the business and operations of the Company, resulting from his service as a director of the Company since 2004.

Mr. Nishi joined the Board of Directors in May 2002. Mr. Nishi is a Professor of Electrical Engineering and Director of the Stanford University Nanofabrication Facility. Mr. Nishi joined Stanford University in May 2002 after serving as Director of Research and Development and Senior Vice President at Texas Instruments, Inc., a semiconductor company, from 1995 to 2002. Mr. Nishi joined Texas Instruments, Inc. in 1995 as Vice President and Director of Research and Development for the Semiconductor Group. From 1986 to 1995, Mr. Nishi held various senior management positions in research and development at Hewlett Packard Company (“Hewlett Packard”), a leading provider of products, technologies, software, solutions and services. From 1969 to 1985, Mr. Nishi held various managerial positions at Toshiba Corporation, an electronics corporation. From 1986 to 2002, Mr. Nishi was a Consulting Professor in the Department of Electrical Engineering and served on the Advisory Committee for the Center for Integrated Systems at Stanford University. From 1993 to 1996, Mr. Nishi taught at Waseda University in Japan as a visiting professor of the Material Sciences and Engineering Department and the Electronic Communication Engineering Department for intensive courses. Mr. Nishi served on a wide range of boards, committees and advisory boards including The Development Board and Executive Committee for the University of Texas, the Board of Directors of the Japan-America Society of Dallas/Fort Worth, the Advisory Committee, Information Sciences & Technology, Lawrence Livermore National Laboratory and the Board of Directors of SEMATECH. Since August 2006, Mr. Nishi has also been a member of the Supervisory Board of Qimonda A.G., the second largest supplier of DRAM memory products. Mr. Nishi holds a Bachelor of Science degree in Metallurgy from Waseda University and a Ph.D. in Electronics Engineering from the University of Tokyo.

The Board of Directors has concluded that Mr. Nishi should serve as a director of the Company because of his diverse experience in research and development as an engineer, an executive and a professor studying electrical engineering and nanofabrication. In addition, the Board of Directors has based its recommendation on Mr. Nishi’s knowledge of the business and operations of the Company, resulting from his service as a director of the Company since 2002.

Mr. Possley joined the Board of Directors in July 1991. He is currently a managing general partner of Glen-Ore Associates, a consulting enterprise focused on the semiconductor industry. Since 2003 he has served as an Executive Adviser and Investor for the Silicon Border Project. From October 1997 through December 1999, Mr. Possley was an associate consultant at N-Able Group, a semiconductor consulting company. From March 1994 to September 1997, Mr. Possley was President of SubMicron Technology, PCL, a semiconductor wafer manufacturing company. From April 1992 to May 1994, he was Senior Vice President of Manufacturing at Ramtron International, a semiconductor company. From January 1991 to March 1992, he was Vice President, Operations at Sandisk, Inc., a manufacturer of solid state memory systems. From January 1986 to December 1990, Mr. Possley was Senior Vice President of Manufacturing for Philips Semiconductor, Inc., a semiconductor company. Prior to joining Philips Semiconductor, Inc., he was Vice President, Wafer Fabrication and Research and Development at United Technologies Mostek, a multinational conglomerate, and held management and engineering positions with the Semiconductor Products Sector of Motorola Inc., a provide of broadband and wireless communications; Texas Instruments, Inc., a semiconductor company; Fairchild Camera and Instrument Corporation, an electronic research and development company, and the semiconductor division of General Electric Corporation, a multinational technology services conglomerate. Mr. Possley was also a director of Catalyst Semiconductor, Inc., until October 2008 when Catalyst was merged with ON Semiconductor, and is a director of ASAT Holdings Limited and ASAT New Finance, a global provider of semiconductor assembly, test, and design services, until February 2010 as ASAT Holdings Limited was sold to United Test and Assembly Corp. (UTAC) of Singapore. Mr. Possley holds a Bachelor of Science degree in Mathematics from Western Illinois University and a Ph.D. in Physical Chemistry from the University of Kentucky.

The Board of Directors has concluded that Mr. Possley should serve as a director of the Company because of his experience as an engineer and senior executive of several semiconductor fabrication and manufacturing companies. In addition, the Board of Directors has based its recommendation on Mr. Possley’s experience as a director of public companies and his knowledge of the business and operations of the Company, resulting from his service as a director of the Company since 1991.

Ms. Rhoads joined the Board of Directors in February 2003. She is Executive Vice President and Chief Financial Officer of Zogenix, Inc., a pharmaceutical company. From 2000 through the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc. From 1993 to 1998, Ms. Rhoads was a Vice President of The Sprout Group, an institutional venture capital firm. Ms. Rhoads holds a Bachelor of Science degree in Finance from the University of Arkansas and a Masters degree from the Harvard Graduate School of Business Administration.

The Board of Directors has concluded that Ms. Rhoads should serve as a director and member of the Audit Committee of the Company because of her managerial experience and her financial skills and expertise. Ms. Rhoads’s qualifications include her service as a chief financial officer and vice president of Premier, Inc. her experience as an investment professional for The Sprout Group and her undergraduate and graduate degrees in Finance. In addition, the Board of Directors has based its recommendation on Ms. Rhoads knowledge of the business and operations of the Company, resulting from her service as a director of the Company since 2003.

Mr. Spivey joined the Board of Directors in May 1998. From 2000 to 2001, he was President, Chief Executive Officer and a Director of Luminent, Inc., a producer of fiber optic components. From 1997 to 2000, he was Group President, Network Products Group of Lucent Technologies a producer of world-wide communications products. From 1994 to 1997, he was Vice President of the Systems and Components Group of AT&T, a communications company. From 1991 to 1994, he was the President of Tektronix Development Company and Group President at Tektronix, Inc., a provider of communications network management and diagnostic solutions. Previously, Mr. Spivey held managerial positions at Honeywell, Inc. and General Electric Corporation, technology services companies with broad business divisions. Mr. Spivey also serves on the Board of Directors of Cascade Microtech, Inc., Laird PLC, Raytheon Company, and ADC Telecommunications. He also served on the Board of Directors of Lyondell Chemical Co. from May 2000 through December 2007. Mr. Spivey holds a Bachelor of Science degree in Physics from Duquense University, a Masters degree in Physics from Indiana University of Pennsylvania and a Ph.D. in Management from Walden University.

The Board of Directors has concluded that Mr. Spivey should serve as a director of the Company because of his managerial experience at several technology companies and his service as a director of multiple public companies during the past 12 years. In addition, the Board of Directors has based its recommendation on Mr. Spivey’s knowledge of the business and operations of the Company, resulting from his service as a director of the Company since 1998.

Mr. Whitaker joined the Board of Directors in March 2002. From 1968 to 2000, Mr. Whitaker was employed by Texas Instruments, Inc., a semiconductor company, where he held positions including Senior Vice President of Worldwide Analog and Standard Logic, Vice President of US Semiconductor Business, and various management positions in product departments, marketing and sales. Prior to joining Texas Instruments, Inc., Mr. Whitaker held an engineering position at General Electric Corporation, a multinational technology services conglomerate. Mr. Whitaker holds a Bachelor of Science degree in Electrical Engineering from Texas A&M University where he is a member of the Engineering Advisory Board.

The Board of Directors has concluded that Mr. Whitaker should serve as a director of the Company because of his more than 30 years of engineering and executive experience in the semiconductor industry and his expertise in the fields of sales and marketing. In addition, the Board of Directors has based its recommendation on Mr. Whitaker’s knowledge of the business and operations of the Company, resulting from his service as a director of the Company since 2002.

Independence of Directors

A majority of the Board of Directors must qualify as “independent” as that term is defined in Listing Rule 5605(a)(2) of the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”). The Board of Directors

has affirmatively determined that each of the following members of the Board of Directors, are independent under the applicable NASDAQ listing standards: Ms. Rhoads and Messrs. Bonke, El-Mansy, Litster, Nishi, Possley, Spivey and Whitaker.

The Company’s independent directors meet regularly in executive session without management. The Board of Directors has also designated a lead director to preside at executive sessions of independent directors. Mr. Spivey is currently the lead independent director.

Board Meetings and Committees

The Board of Directors held eight meetings during 2009. During the last year, no incumbent director attended fewer than 75% of the meetings of the Board of Directors and its committees on which he or she served that were held during the period in which he or she was a director. The Company encourages, but does not require, members of the Board of Directors to attend the annual meeting of shareholders. All of the members of the Board of Directors attended the 2009 annual meeting of shareholders.

The Board of Directors has an Audit Committee, a Stock Option and Compensation Committee (the “Compensation Committee”) and a Governance and Nominating Committee (the “Governance Committee”).

Audit Committee. During 2009, Ms. Rhoads and Messrs. Bonke, Possley and Whitaker served on the Audit Committee, which held 12 meetings over the course of the year. Ms. Rhoads is the chair of the Audit Committee. The Audit Committee oversees the accounting and financial reporting processes of the Company as well as the audits of the Company’s financial statements. The Audit Committee appoints and approves the services performed by the Company’s independent registered public accounting firm and is responsible for reviewing and evaluating the Company’s accounting principles and its system of internal control over financial reporting. All members of the Audit Committee meet the standards for independence set forth in Rule 10A-3(b) promulgated under the Exchange Act, and have been determined by the Board of Directors to be “independent” as that term is defined in Listing Rule 5605(a)(2) of the NASDAQ listing standards. The Board of Directors has further determined that Ms. Rhoads and Mr. Bonke are each an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and are each independent as required by the applicable NASDAQ listing standards.

The Audit Committee operates under a written charter that sets forth its functions and responsibilities. A copy of the charter is posted on the Company’s website at www.novellus.com.

Compensation Committee. During 2009, Messrs. El-Mansy, Litster, Nishi and Spivey served on the Compensation Committee, which held six meetings during the year. Mr. Litster was the chair of the Compensation Committee during 2009. All members of the Compensation Committee are “independent” directors within the meaning of Listing Rule 5605(a)(2) of the NASDAQ listing standards. The Compensation Committee administers the issuance of restricted stock and the granting of options to purchase stock of the Company pursuant to the Company’s stock plans and, in accordance with the terms of the respective stock plans, determines the terms and conditions of such issuances and grants. In addition, the Compensation Committee reviews and approves the Company’s executive compensation policy, conducts an annual review of the compensation of each senior executive and makes recommendations to the Board of Directors regarding compensation for the Chief Executive Officer as described under “Executive Compensation and Related Information—Compensation Discussion and Analysis.”

The Compensation Committee operates under a written charter that sets forth its functions and responsibilities. A copy of the charter is posted on the Company’s website at www.novellus.com.

Governance Committee. During 2009, Messrs. El-Mansy, Litster, Nishi and Spivey served on the Governance Committee, which held four meetings during the year. Mr. Spivey is the chair of the Governance

Committee. All members of the Governance Committee are “independent” directors within the meaning of Listing Rule 5605(a)(2) of the NASDAQ listing standards. The Governance Committee monitors the size and composition of the Board of Directors. Prior to the Company’s annual meeting of shareholders, the Governance Committee, pursuant to qualification guidelines, assists the Board of Directors in selecting the candidates that will be presented to the Company’s shareholders for election as directors at the next annual meeting. The Governance Committee considers and makes recommendations to the Board of Directors regarding any shareholder recommendations for candidates to serve on the Board of Directors. However, the Governance Committee has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the small number of shareholder recommendations in the past. Pursuant to the Company’s Amended and Restated Bylaws, shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by writing to the Corporate Secretary of the Company at 4000 North First Street, San Jose, California 95134, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating shareholder’s ownership of Common Stock not less than 90 nor more than 150 days prior to the next annual meeting of shareholders to assure time for meaningful consideration by the Governance Committee. There is no difference in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder, by management or by the Board of Directors. Historically, the Company has not paid any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates to serve on the Board of Directors, the Governance Committee considers experience in the semiconductor equipment industry, general business or other experience, the Company’s need for an additional or replacement director, the candidate’s interest in the business of the Company, and other subjective criteria. Of greatest importance are the individual’s integrity, willingness to be actively involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board of Directors intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria.

Diversity is one of the factors considered by the Governance Committee in the director nomination process. The overriding principle guiding our director nomination process is a desire to ensure that our Board of Directors as a whole collectively serves the interests of our shareholders. We believe that having diverse skills, experiences and perspectives represented on our Board of Directors provides the most value to the Company and its shareholders. When the Governance Committee evaluates diversity of director nominees, the Governance Committee considers the following diversity criteria, without assigning specific weights to any particular criteria:

•	Financial and accounting acumen;

•	Personal and professional integrity;

•	Business or management experience;

•	Semiconductor or related experience; and

•	Engineering or manufacturing experience.

All of the criteria set forth above are considered by the Governance Committee as it evaluates the directors that are nominated to serve on the Board of Directors. While the Governance Committee does not strive to make sure that every diversity factor listed above is represented on the Board of Directors, the committee does focus on making sure there is an appropriate mix, which the committee believes leads to more thoughtful and open Board of Director discussions and deliberations. The Governance Committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter and the effectiveness of its efforts to consider diversity in the director nomination process.

The Governance Committee operates under a written charter that sets forth its functions and responsibilities. A copy of the charter is posted on the Company’s website at www.novellus.com.

Board Leadership

The Board of Directors believes that our current practice of combining the roles of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) generally provides an efficient and effective leadership model for the Company as the Company is currently operated. We believe that this governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors. The Company believes that having a combined role of Chairman and CEO helps ensure that the Company will have clear and consistent leadership on critical strategic objectives. This structure maximizes the likelihood that these objectives will be attained, while eliminating any risk of a distracting clash on these issues between a Chairman and CEO.

Lead Director

Mr. Spivey, an independent director who serves on the Compensation Committee and is the chair of the Governance Committee, was selected by the Board of Directors to serve as the lead director for all meetings of the non-management directors held in executive session. The lead director has the responsibility of presiding at all executive sessions of the Board of Directors, consulting with the Chairman on Board of Director and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and advising him on various matters and facilitating communication between the non-management directors and management, as well as other responsibilities.

Risk Management

The entire Board of Directors is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk aware and risk-adjusted decision making throughout the Company. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, financial reporting and tax. The Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Corporate Governance

The Company has adopted a set of Principles of Corporate Governance. The Governance Committee is responsible for overseeing the Principles of Corporate Governance and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Principles of Corporate Governance are posted on the Company’s website at www.novellus.com.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission (the “SEC”), and the applicable NASDAQ listing standards. The Code of Conduct is posted on the Company’s website at www.novellus.com. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Conduct.

Communication between Shareholders and Directors

The Board of Directors does not currently have a formal process for shareholders to send communications to it. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board of Directors or by individual directors, as applicable, and that timely and appropriate responses are provided. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board of Directors. Shareholders wishing to formally communicate with the Board of Directors may send communications directly to Richard S. Hill, Chairman of the Board, and/or William R. Spivey, Lead Director, c/o Novellus Systems, Inc., 4000 North First Street, San Jose, California 95134.

Compensation Committee Interlocks and Insider Participation

Messrs. Litster, El-Mansy, Nishi, and Spivey, all of whom are “independent” under the applicable NASDAQ listing standards, served on the Compensation Committee in 2009. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries. There were no interlocks or insider participation between any member of the Board of Directors or the Compensation Committee and any member of the board of directors or compensation committee of another company.

Risk Assessment Related to the Company’s Compensation Programs

The Compensation Committee is primarily responsible for the design and oversight of the Company’s equity and executive compensation programs. The Compensation Committee also monitors the policies and practices of the Company’s overall compensation programs and has reviewed and discussed the concept of risk as it relates to the Company’s compensation programs. The Compensation Committee has concluded that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. The largest portion of most employees’ total compensation is a fixed, base salary. The incentive portions of each employee’s pay links performance-based short term and long term rewards to financial goals that serve the interests of the Company and the Company’s shareholders without encouraging unnecessary or excessive risk taking by Company employees.

Director Compensation

Directors who are not employees of the Company receive an annual retainer of $30,000, a fee of $2,000 for each meeting of the Board of Directors attended and a fee of $1,000 for each meeting of a committee of the Board of Directors attended. Each Committee Chairperson receives an additional fee of $12,500.

Stock options have not been granted to non-employee directors since 2004, and all previously issued stock options were fully vested at the grant date. Beginning in 2005, non-employee directors receive an annual restricted stock award of 5,000 shares of Common Stock under the Company’s Amended and Restated 2001 Stock Incentive Plan. Accordingly, on May 12, 2009, Ms. Rhoads and Messrs. Bonke, El-Mansy, Litster, Nishi, Possley, Spivey and Whitaker were each awarded 5,000 shares of restricted stock. One-third of the shares of restricted stock will vest on each successive anniversary of the award. Vesting of all restricted stock awards granted to non-employee directors will automatically fully accelerate upon a change of control.

Director Compensation in 2009

The following table sets forth certain information concerning the compensation of the Company’s non-employee directors for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	Total ($)	Value of Stock Awards Upon a Change-in- Control ($) (5)
Neil R. Bonke	$56,000	$81,200	—	—	$137,200	$583,500
Youssef A. El-Mansy	$56,000	$81,200	—	—	$137,200	$346,202
J. David Litster	$68,500	$81,200	—	—	$149,700	$599,068
Yoshio Nishi	$56,000	$81,200	—	—	$137,200	$583,500
Glen G. Possley	$58,000	$81,200	—	—	$139,200	$1,073,617
Ann D. Rhoads	$70,500	$81,200	—	$38,553	$190,253	$583,500
William R. Spivey	$69,500	$81,200	—	—	$150,700	$1,003,620
Delbert A. Whitaker	$59,000	$81,200	—	—	$140,200	$583,500

(1)	Includes fees earned in 2009 but paid in 2010 and fees earned in 2009 but deferred under the Company’s deferred compensation plan. See “Executive Compensation and Related Information—Compensation Discussion and Analysis—Deferred Compensation.”

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Statement of Financial Accounting Standards 718 (“ASC 718”). The grant date fair value was $16.24 per share. Assumptions used to calculate these amounts are set forth in Note 17 to the 2009 Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. At December 31, 2009, each non-employee director had 9,999 shares of unvested restricted stock awards outstanding.

(3)	No stock option awards were granted to non-employee directors during 2009. Stock options have not been granted to non-employee directors since 2004, and all previous stock options were fully vested at the grant date. At December 31, 2009, each non-employee director had 18,000 shares of stock options outstanding, all of which were fully vested.

(4)	A non-employee director may defer all or part of his or her director fees earned into the Company’s deferred compensation plan. The amount set forth in the table above represents earnings on Ms. Rhoads’ deferred compensation account determined to be at an above-market rate of interest, which market rate of interest is 120% of the applicable federal long-term rate with monthly compounding as prescribed under section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or 5.02%. Based upon the investment allocations made in connection with the Company’s deferred compensation plan, Ms. Rhoads had earned a weighted average rate of return of 30.20% for the year ended December 31, 2009.

(5)	This column sets forth the estimated payments each non-employee director would be entitled to receive upon the occurrence of a change of control, assuming the change of control occurred on December 31, 2009. The amount assumes that all outstanding restricted stock vests upon a change of control (which is a contractual requirement of the director’s restricted stock), and that all vested stock and in-the-money options held on December 31, 2009 by such director were sold upon the closing of the change-in-control.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1986, and the Audit Committee has selected Ernst & Young LLP to audit the financial statements of the Company for the year ending December 31, 2010. The Board of Directors recommends that shareholders ratify such selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. Ratification of this proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In the event that a majority of the shares present or represented and entitled to vote are not voted in favor of ratification, the Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of its financial statements for the year ended December 31, 2009, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and December 31, 2008 and of the effectiveness of the Company’s internal control over financial reporting at December 31, 2009 and December 31, 2008, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2009		2008
Audit Fees (1)		$2,367,624		$2,731,234
Audit-Related Fees
Tax Fees (2)		—		—
Tax Compliance Fees	$644,104		$696,503
Tax Planning and Advisory	355,590		640,766

Total Tax Fees		$999,694		$1,337,269
All Other Fees (3)		1,995		1,485

Total (4)		$3,369,313		$4,069,988

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2009 and 2008, the effectiveness of the Company’s internal control over financial reporting at December 31, 2009 and December 31, 2008, the reviews of the interim unaudited consolidated financial statements included in quarterly reports, accounting consultations and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advisory and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(3)	All Other Fees consist of fees for services other than the services described above. In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services are so compatible.

(4)	For 2009, the percentage of total fees paid to Ernst & Young LLP attributable to Audit Related Fees, Tax Planning and Advisory Fees and All Other Fees was 10.6%. For 2008, the percentage of total fees paid to Ernst & Young LLP attributable to Audit Related Fees, Tax Planning and Advisory Fees and All Other Fees was 15.8%.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Board of Directors recommends a vote FOR the ratification of

Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

OTHER INFORMATION

Executive Officers

In addition to Mr. Hill, the executive officers of the Company as of April 1, 2010, were as follows:

Name	Age	Position
Ginetto Addiego	50	Executive Vice President of Corporate Operations
Timothy M. Archer	42	Executive Vice President, Sales, Marketing and Customer Satisfaction
Jeffrey C. Benzing	53	Executive Vice President, Principal Financial Officer, and Chief Administrative Officer
Fusen E. Chen	50	Executive Vice President, Semiconductor Systems Products
John D. Hertz	43	Principal Accounting Officer, Vice President, Corporate Finance

Mr. Addiego is currently Executive Vice President of Corporate Operations. He joined the Company in February 2005 as Senior Vice President of Corporate Operations. From November 1996 to February 2005, Mr. Addiego was employed at Applied Materials, Inc, a producer of nanomanufacturing technology solutions, where he last served as Senior Vice President and General Manager of ETEC Systems. From March 1995 to November 1996, Mr. Addiego was employed at KLA Instruments Incorporated, a semiconductor company, where he served as Vice President of Engineering, Advanced Inspection Division. Mr. Addiego was employed by Photon Dynamics Incorporated, a supplier of integrated yield-management solutions for the flat panel display market, from 1990 to February 1995, where he last served as Vice President, General Manager of Test and Repair Products. Mr. Addiego holds a Bachelor of Science degree and a Ph.D. in Electrical Engineering from the University of California, Berkeley.

Mr. Archer is currently Executive Vice President of Sales, Marketing and Customer Satisfaction. Since joining the Company in 1994, Mr. Archer has held a number of positions, including Executive Vice President, PECVD and Electrofill Business Units from November 2008 to September 2009; Senior Vice President, PECVD and Electrofill from September 2007 to November 2008; Senior Vice President, Dielectrics Business Group from February 2006 to September 2007; Senior Vice President, PECVD and Electrofill Business Unit from October 2005 to February 2006; Vice President and General Manager for the Electrofill Business Unit from April 2002 to October 2005; Senior Director of Technology for the Electrofill Business Unit from April 2001 to April 2002; and Senior Director of Technology for Novellus Systems Japan from July 1999 to April 2001. Prior to joining the Company, Mr. Archer was employed at Tektronix, Inc., a provider of communications network management and diagnostic solutions. Mr. Archer completed the Program for Management Development at Harvard Business School and holds a Bachelor of Science degree in Applied Physics from the California Institute of Technology.

Mr. Benzing is currently the Executive Vice President and Chief Administrative Officer and is the Principal Financial Officer of the Company, a position he has held since February 2008. On January 8, 2010, Mr. Benzing and the Company entered into an agreement pursuant to which Mr. Benzing will retire, effective as of June 26, 2010, from his current positions with the Company but will remain in the Company’s employment as described more fully below in the section entitled “Employment and Severance Agreements.” Since joining the Company in November 1988 as Director of Special Projects, Mr. Benzing has held a number of positions, including Executive Vice President and Chief Administrative Officer from December 2007 through February 2008, Executive Vice President and Chief Business Officer from February 2004 through December 2007, Executive Vice President of the Depositions and Surface Integrity Business Groups from January 2002 through February 2004; Executive Vice President, Systems Development, Engineering and Manufacturing Operations from July 1999 through December 2001; and Vice President of Product Development from July 1992 through June 1999. From 1984 to 1988 Mr. Benzing served as Vice President of Engineering at Benzing Technologies, Inc., from 1979 to 1984, Mr. Benzing served in various technical and management positions at Hewlett Packard, Inc. Mr. Benzing holds a Bachelor of Science degree from the University of California, Berkeley and a Master of Science degree from Stanford University, both in mechanical engineering.

Mr. Chen is currently Executive Vice President, Semiconductor Systems Products. Mr. Chen joined the Company in October 2004 as Senior Vice President of Asia-Pacific Operations. He also held the position of Executive Vice President and Chief Technology Officer from October 2005 to September 2009. From January 1994 to September 2004, Mr. Chen was employed at Applied Materials, Inc. (“Applied Materials”), a provider of nanomanufacturing technology solutions, as the Group Vice President and General Manager for the Copper Physical Vapor Deposition (PVD) & Interconnect Product Business Group. Prior to joining Applied Materials, Mr. Chen worked at LSI Logic and SGS-Thomson Microelectronics, both semiconductor companies. Mr. Chen received his Bachelor of Science degree in Materials Science & Engineering from the National Tsing Hua University in Taiwan and his doctorate in Materials Science & Engineering from the State University of New York at Stony Brook. He holds more than 60 U.S. patents and has authored over 50 technical publications. Mr. Chen has been a member of the Board of Directors of GT Solar International, Inc. since May 2008. He also served on the Board of Directors of Electroglas, Inc., a semiconductor test equipment manufacturer, from January 2006 until June 2008.

Mr. Hertz is Vice President of Corporate Finance and Principal Accounting Officer, a position he has held since October 2007. Mr. Hertz joined the Company in June 2007 as Vice President and Corporate Controller. Prior to joining the Company, Mr. Hertz worked for Intel Corporation, a leading producer of microchips, computing and communications products, where he held a number of positions, including Central Finance Controller of the Digital Enterprise Group from October 2006 through June 2007, Finance Controller of the Enterprise Platform Services Division from April 2005 through October 2006 and Accounting Policy Controller from June 2000 through April 2005. Prior to joining Intel, Mr. Hertz was a Senior Manager with KPMG, a global company that provides audit, tax and advisory services. Mr. Hertz received his Bachelor of Science in Business with an accounting emphasis from Montana State University and was a Practice Fellow at the Financial Accounting Standards Board from July 1998 to June 2000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy. The Company’s compensation philosophy is to pay for performance. Accordingly, the compensation of each Novellus employee is based in part upon the achievement of company-wide performance objectives. In particular, the incentive compensation of Mr. Hill, the Company’s Chairman and Chief Executive Officer, is based predominantly upon the achievement of corporate performance objectives, and the achievement of these objectives has a significant impact on the incentive compensation of each other senior executive officer.

In establishing the corporate performance objectives, the Company looks to use the same metrics that it believes investors use in determining whether to purchase the Company’s stock: revenue growth, earnings and return on assets. As a result, compensation is driven by the achievement of the same results the Company believes its investors are looking for.

Independent Compensation Consultant. Since August of 2007, the Compensation Committee has engaged Towers Watson (formerly Towers Perrin) to perform independent compensation consulting services for the Compensation Committee. These services included a competitive compensation review for the Chief Executive Officer and the senior executive officers (including the Named Executive Officers). Though Towers Watson has been engaged by, and reports to, the Compensation Committee, the Compensation Committee has authorized Towers Watson to work with management as necessary. Before Compensation Committee meetings, Towers Watson may meet with management to review relevant materials that will be presented to and discussed by the Compensation Committee. The consultant was paid an aggregate of approximately $82,000 for such work in 2009, and provided no other services to the Company.

Benchmarking. In preparation for gathering compensation information in 2009, the Compensation Committee’s independent compensation consultant recommended revising the peer groups that were developed in 2008 (“Compensation Peers”). Broadcom Corporation, Spansion Inc. and Vishay Intertechnology Inc were removed. Cymer, Inc, FEI Company and Verigy, Ltd. were suggested as appropriate additions to the Industry Peer Group based on size, scope of operations and financial position. Invitrogen Corporation, one of the nine companies on the 2008 Broader Technology Peer Group, merged with Applied Biosystems and is now known as Life Technologies Corporation.

As a result, the Compensation Peers consist of an Industry Peer Group (composed of 21 companies that are considered competitors for investor dollars and key employee talent within the semiconductor capital equipment and semiconductor industries), and a broader Technology Peer Group (composed of the 21 members of the Industry Peer Group along with nine other technology companies that are competitors for key talent within the broader technology and medical device industries). The revised peer groups were reviewed by the Compensation Committee and management and then adopted by the Compensation Committee as an appropriate peer group for benchmarking purposes in 2009.

For most senior executive officers, members of the Industry Peer Group are the primary compensation benchmark. For certain positions (e.g., Principal Accounting Officer, General Counsel), the Compensation Committee has determined that the broader Technology Peer Group is a more appropriate benchmark, as the functional expertise required for the position was likely to be found outside the semiconductor industry as well.

Industry Peer Group:

Altera Corp.	Analog Devices, Inc.	Applied Materials, Inc.
Atmel Corp.	Cymer, Inc.	Cypress Semiconductor Corp.
Fairchild Semiconductor International, Inc.	FEI Company	International Rectifier Corp.
KLA-Tencor Corp.	Lam Research Corp.	Linear Technology Corp.
LSI Corp.	National Semiconductor Corp.	NVIDIA Corp.
ON Semiconductor Corp	SanDisk Corp.	Teradyne, Inc.
Varian Semiconductor Equipment Assoc., Inc	Verigy, Ltd.	Xilinx, Inc.

Technology Peer Group:

Includes the 21 companies in the Industry Peer Group listed above, plus

Autodesk, Inc.	Bio-Rad Laboratories, Inc.	Cadence Design Systems, Inc.
Juniper Networks, Inc.	Life Technologies Corporation	NetApp, Inc.
Palm, Inc.	Synopsys, Inc.	Verisign, Inc.

The Compensation Peers were selected based upon a number of factors, including, industry sector, size, market, market share, and other attributes. In reviewing compensation for individual executives, the compensation practices of particular companies in the semiconductor capital equipment business, particularly Applied Materials, Inc., KLA-Tencor Corp. and Lam Research Corp., may be accorded greater weight.

Data on the compensation practices of the Compensation Peers is gathered through publicly reported information as well as custom surveys taken from the Radford Surveys. Data is gathered with respect to base salary, bonus, total cash compensation, equity awards, and total direct compensation. Deferred compensation and benefits which are generally available to all employees are not analyzed annually, but are reviewed by the Company from time to time to ensure the benefits the Company offers are competitive.

Corporate Performance Objectives. The Company’s corporate performance objectives have historically consisted of (i) increasing revenues at 150% of the industry growth rate in upturns, while declining at less than 50% of the industry rate in downturns, (ii) earning a 15% net profit after tax, and (iii) turning the Company’s controllable assets at least 1.5 times annually. The Company believes these metrics are important to its shareholders, and that a focus on achieving them should eventually manifest itself in an increase in shareholder value. As the Company continues to monitor overall economic demand, the resulting impact on the semiconductor industry and the Company’s competitive position in that industry, these historical corporate performance objectives may be modified accordingly.

The Company uses the growth rate target in setting certain individual objectives, and historically used the net profit after tax and asset turns targets to establish a “corporate factor,” as described further below under “Bonuses.” The corporate factor is a significant driver for the annual bonus of each senior executive officer, although achievement of individual objectives is a factor as well. Mr. Hill does not have individual objectives; he is evaluated solely with respect to the Company’s performance as a whole.

During 2009, the evolving dynamics of the semiconductor industry, coupled with the global debt crisis and the resulting worldwide recession have made the achievement of the above objectives more difficult. For the purposes of determining 2009 compensation, however, the Compensation Committee determined that continued adherence to these objectives was appropriate, although the result was that no executive officer would earn a bonus, and no Company employee would participate in profit sharing (as the Company’s threshold 3% net profit after tax objective was not achieved in 2009).

Senior Executive Review Process. The Compensation Committee conducts an annual review of the base salary, bonus and equity awards made to each senior executive officer, including the senior executive officers identified in the “Summary Compensation Table” below (the “Named Executive Officers”). In 2009, the Compensation Committee was assisted in this review by its compensation consultant. Typically, Mr. Hill meets with the Compensation Committee and makes initial compensation recommendations with respect to the senior executives who report to him. Mr. Hill’s recommendation, made in December 2008 with respect to 2009 compensation, was based in part upon the compensation information gathered by the Company’s human resources professionals and also based upon information developed by the Compensation Committee’s compensation consultant. This information, as well as financial information gathered by the Company’s corporate development professionals, is also made available to the Compensation Committee. The senior executives are not present at the time the recommendations are made. In each case, the Compensation Committee takes into account the executive’s scope of responsibilities and experience and balances these against competitive compensation levels, including retention requirements and succession planning with respect to each executive.

The Compensation Committee has the opportunity to meet with the executives at various times during the year, which allows the Compensation Committee to form its own assessment of the executive’s performance. In addition, at the end of each year Mr. Hill typically shares with the Compensation Committee his evaluation of each executive, including with respect to recent contribution and performance, strengths, weaknesses, development plans and succession potential. Based upon this input, as well as the information provided by the Company’s human resources and corporate development professionals and the Compensation Committee’s independent consultant, the Compensation Committee makes its own assessments and approves compensation for each executive officer, other than Mr. Hill. Both Mr. Hill and the Compensation Committee retain the discretion to adjust compensation objectives, evaluations and determinations in the face of industry and macroeconomic factors which, particularly in the current environment, are subject to rapid change and revision. With respect to Mr. Hill, the Compensation Committee makes a recommendation to the Board of Directors, which makes the final determination concerning Mr. Hill’s compensation.

Components of Senior Executive Compensation. The primary elements of annual compensation for senior executives are base salary, cash bonuses (which fall within the SEC’s definition of “Non-Equity Incentive Plan Compensation” for the purposes of the “Summary Compensation Table” and otherwise) and equity awards, the aggregate of which is described as Total Direct Compensation (TDC). As described further below, senior executives also receive other forms of compensation, including various benefit plans made available to most of the Company’s employees, but these are not independently evaluated in connection with the annual determination of senior executive compensation. Mr. Hill also has an agreement with the Company that govern aspects of his compensation, as described below under “Employment and Severance Agreements.” In January of 2010, the Company entered into an agreement with Mr. Benzing in connection with his retirement from the Company effective as of June 26, 2010 which will govern his compensation thereafter, as described below under “Employment and Severance Agreements.”

TDC for each senior executive is designed to be competitive with that of executives serving in a comparable capacity in the Compensation Peers, as well as to align the executive’s incentives with the long-term interests of the Company’s shareholders. The Company uses cash bonuses to reward short-term performance, and uses equity awards to both recognize recent performance and to create incentives for long-term performance. The Company does not assign a fixed weighting to any individual component of compensation, as the Company believes that TDC for each executive must be tailored to meet the competitive characteristics applicable to the executive’s personal and professional circumstances, as well as the performance of the business the executive is responsible for. While the Compensation Committee has the discretion to modify the individual components of compensation Mr. Hill recommends for each senior executive, and the Board of Directors has the discretion to modify the individual components of compensation the Compensation Committee recommends for Mr. Hill, neither the Compensation Committee nor the Board exercised such discretion with respect to 2009 compensation for the Named Executive Officers.

Base Salary. Base salary for senior executives is established annually by the Compensation Committee. Base salaries for executives other than Mr. Hill are based upon his recommendation, which is in turn based upon information gathered by the Company’s human resources professionals and the Compensation Committee’s consultant.

Individual base salary recommendations are made based upon the executive’s performance over both the short and long term. That performance is weighed against the cost and risk of making management changes, including the anticipated level of difficulty in replacing the individual with someone of comparable experience and skill.

Base salary is generally targeted at the 50th percentile for similarly-situated executives. Base salary benchmarking and alignment is critical to the Company’s overall compensation program because bonus potential is stated as a percentage of base salary.

Base salaries for 2009 for all executive officers, including the Named Executive Officers, were initially determined in December 2008. The Compensation Committee, with the assistance of the Compensation Committee consultant and the Company’s human resources professionals, reviewed the base salaries of the senior executive officers on the basis described above. Although this review determined that the base salaries of certain of the executive officers were below market levels, Mr. Hill recommended, and the Committee agreed, that no increases in base salaries would be made in 2009 (other than for Mr. Archer, whose base compensation was increased 7% in connection to his promotion to Executive Vice President). This included the fact that the Company had recently undertaken a reduction in force, and that it was anticipated that non-executive employees would also not be receiving base salary increases in 2009.

Beginning January 1, 2009, at the request of Mr. Hill, the Company paid Mr. Hill fifty percent (50%) of his 2008 base salary and on January 14, 2009 the Company announced each of the executive officers would be taking a 10% decrease in base salary for 2009. On May 22, 2009, the Company announced that effective June 1, 2009, Mr. Hill’s base salary would be ninety percent (90%) of his 2008 base salary. The base salary paid to each Named executive Officer in 2009 is set forth under “Salary” in the “Summary Compensation Table.”

Bonuses. In 2009, all senior executives, including the Named Executive Officers, were eligible to participate in the Company’s senior executive bonus programs. These bonus programs provide for a cash bonus based on the degree to which the corporate performance objectives as well as individual performance goals are achieved. For the Named Executive Officers, this consists primarily of the 162(m) Bonus Program, described below. For the remaining executive officers, their bonus program operates generally as described below, although for executives other than Named Executive Officers the deductibility of amounts payable under the bonus program is not subject to the Section 162(m) limitations.

162(m) Bonus Program. The starting point for the senior executive bonus program is the determination of a target bonus potential for each executive, which is stated as a percentage of base salary. Base salary under the 162(m) Bonus Program means the participant’s annual salary rate on the last day of the year. The percentage is established by the Compensation Committee at the end of each year for the following year, although a change in the executive’s responsibilities or extraordinary performance could result in the Compensation Committee acting to modify the percentage during the year. For senior executives other than Mr. Hill, the percentage is based upon his recommendation, although the Compensation Committee makes the final determination in all cases. The percentage is determined by evaluating the practices of the Compensation Peers and is intended to provide an aggregate cash compensation package that would exceed what the executive would receive from competitors in the event that the aggressive individual goals and the corporate performance objectives established by the Company are exceeded.

Individual performance goals for each executive are outlined by Mr. Hill in the first quarter of the year based upon discussions with the executive. At the end of the year, each executive reviews his individual performance with Mr. Hill, who in turn makes a recommendation to the Compensation Committee as to the executive’s percentage achievement of the previously outlined individual goals.

Individual objectives may change over the course of the year, including as the result of changes in the executive’s responsibilities. In addition, the Company does not believe an exclusively algorithmic approach to the determination of cash bonuses is appropriate for employees who do not have responsibility for the entire Company. Accordingly, both Mr. Hill’s evaluation of the executive’s performance and the Compensation Committee’s determination of the cash bonus necessarily involve a subjective evaluation of the extent to which the executive has achieved his or her individual objectives. Mr. Hill’s cash bonus is determined by the Compensation Committee based solely on the degree to which the Company meets the corporate performance objectives described above.

In addition to individual objectives, the bonus of each executive officer has historically been impacted by the operation of the corporate factor, which measures the extent to which the Company has met its corporate performance objectives (e.g., achieving a 15% net profit after tax and turning the Company’s controllable assets 1.5 times annually). The corporate factor is determined annually by the Compensation Committee based upon the Company’s financial position and results of operations. Each objective is weighted at 50%, and certain minimums and maximums are applied to ensure that the corporate factor is achieved using a balanced approach.

The corporate factor is calculated on a shipments basis rather than on a revenue basis, as the Company believes that, for compensation purposes, shipments more accurately reflect actions within its employees’ control. Asset turnover is based upon controllable asset turns, which the Company defines as assets other than goodwill and fixed assets previously accounted for as synthetic leases, less cash and short-term investments in excess of short-term operating requirements. The Compensation Committee has the discretion to include or exclude the impact of certain items in calculating the corporate factor. Examples of items which may be excluded are charges and benefits from legal settlements and restructuring activities.

The calculation of the corporate factor with respect to the Chief Executive Officer and Principal Financial Officer is based upon the Company’s performance on a consolidated basis, while the calculation for the other Named Executive Officers is based upon the performance of the Company’s Semiconductor Group operating segment, which constitutes approximately 90% of the Company’s business and is defined in Note 18 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. Once the corporate factor has been determined, the Compensation Committee then approves a cash bonus for each of the Named Executive Officers other than Mr. Hill based upon the following formula:

Base Salary x Target Bonus % x Individual Goal Achievement % x Corporate Factor

Using the approach described above, in December 2008, the Compensation Committee, with input from Mr. Hill with respect to the other Named Executive Officers, determined that the target bonus percentage payable to each of the Named Executive Officers would remain unchanged in 2009. Ultimately, in December of 2009 it was determined that no senior executive officer, including Mr. Hill, would receive a payout under any senior executive bonus program, as the Company had not achieved the minimum 3% net profit after tax threshold required in 2009 for employees to be eligible for profit sharing in general.

Equity Awards. The Company’s equity compensation program for senior executive employees includes two forms of long-term incentives: restricted stock and stock options. Award size and frequency is based on each executive’s demonstrated level of performance over time. The Company annually reviews award levels and practices to ensure their competitiveness. In making individual awards, the Compensation Committee considers industry practices, the recent performance of each executive, the value of the executive’s previous awards and the Company’s views on executive retention and succession.

The Company believes compensation plans that are tied to company performance, rather than stock performance against an index, are the optimum way of providing incentives to executives and to reward success, since they are linked to performance elements that are more likely to be within the individual’s control, and since success in these areas will, over the long term, enhance shareholder value.

In December 2009, the Compensation Committee approved the issuance of restricted stock units (“RSUs”), performance-based restricted stock units and stock options to senior executives and employees as part of the annual performance review cycle.

For employees at the vice president level and above, including Mr. Hill and the other Named Executive Officers, 40% of the RSUs were granted with vesting contingent upon meeting specified revenue growth goals over the 2010-2012 timeframe. The remaining 60% of the RSUs were granted with annual vesting based on continued service over four years. The performance-based RSU awards continue to be in place to motivate and reward senior management to achieve key growth goals over a multi-year period, which the Compensation Committee and management believe will drive the creation of long-term shareholder value.

Performance Objectives for the Performance-Based Restricted Stock Units. For the performance-based RSUs granted in December 2009, the performance measurement date will be December 31, 2012 and the vesting date will be March 31, 2013. Employees at the vice president level and above, including the Named Executive Officers, received performance-based RSU grants. The payout of the RSU grants will be determined based on three components: (i) the Company’s revenue growth achievement, (ii) a modifier based on the Company’s revenue growth performance relative to its peers, as described below and (iii) an adder equivalent to the service based portion of the RSU grant if the three-year compound annual revenue growth achievement is over the 7.5% target.

The Target for 100% payout is 7.5% compound annual growth rate (CAGR) between base year 2009’s and measurement year 2012’s reported consolidated revenue. Acquisitions will be included when determining the Company’s measurement year 2012 consolidated revenue. There will be lower or higher payouts if the CAGR is below or above the 7.5% target as follows:

2010-2012 Novellus Revenue Growth	RSU Payout
Less than 3.5%	0%
3.5% to 7.5%	Prorated 25% to 100%
7.5% to 10%	Prorated 100% to 200%
Above 10%	Capped at 200%

The above RSU payout will be modified based on the Company’s CAGR between base year 2009’s revenue and measurement year 2012’s revenue relative to the combined calendarized CAGR between base year 2009’s revenue and measurement year 2012’s revenue of peer companies Applied Materials, Inc., KLA-Tencor Corp., Lam Research Corp., Tokyo Electron Limited and Varian Semiconductor Equipment Associates, Inc. as follows:

2010-2012 Relative Revenue Growth	RSU Payout Modifier
From 0.5 to 1.5 Times Peer Growth	Novellus Growth / Peer Growth
Greater than 1.5 Times Peer Growth	Capped at 1.5

The threshold for the relative growth modifier of 0.5 represents a change from 2008 where the threshold was zero. The Compensation Committee, based upon a recommendation from its independent consultant, made this change so that the opportunity for positive or negative adjustments are balanced for participants based on the Company’s growth relative to the designated peers.

Recipients of the performance-based RSUs will be eligible for an additional RSU payout if the Company achieves compounded annual revenue growth over 7.5% for the three year period ended December 31, 2012. The amount of this payout would be equal to the size of the executive’s service based December 2009 year end grant. The achievement measurement date will be December 31, 2012 and the vesting date will be March 31, 2013.

Except for the change to the relative growth modifier described above, management recommended, and the Compensation Committee agreed, that no change in the performance objectives should be made between the December 2008 grants and the December 2009 grants. This goal setting approach recognizes the cyclicality of the Company’s business and is intended to provide consistent goals and objectives for participants over time with the result that the compensation ultimately earned and received may vary significantly from period to period. Commensurate with this variability in potential outcomes, the determination of the grant date fair value of the Company’s performance-based awards as reported in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” may vary considerably from year to year even though the target number and target value of the awards granted to an individual executive may be fairly stable from year to year.

The vesting schedule and number of options or shares of restricted stock the Compensation Committee grants to each senior executive is determined based upon a number of factors, including market data collected with respect to the Compensation Peers and the evaluation each executive is given by Mr. Hill. In December of 2008, based upon the compensation information gathering and the senior executive review processes described above, the Compensation Committee concurred in the equity award recommendations made for each Named Executive Officer by Mr. Hill for 2009. In December of 2009, based upon a similar process, with the addition of the recommendations of its compensation consultant, the Compensation Committee concurred with Mr. Hill’s recommendations for 2010.

In concurring with Mr. Hill’s recommendations with respect to the other Named Executive Officers in December 2008, and in making its recommendations with respect to Mr. Hill’s equity awards, the Compensation Committee considered the executive’s equity ownership interest in the Company, whether executives had realized the intended value of previous equity awards, the number of options held and their exercise price, the volume and value of awards held by other executives at the same level of authority in the Company and the need to retain and motivate the executives, each of whom is important to the Company’s continued success. The Board of Directors approved the Compensation Committee’s recommendation with respect to Mr. Hill’s equity awards for 2009 without modification. The equity awards for the Named Executive Officers for 2009 are set forth under “Stock Awards” and “Option Awards” in the “Summary Compensation Table.”

Equity Award Mechanics. Equity awards are granted pursuant to the Company’s 2001 Stock Incentive Plan as described in the “Equity Compensation Plan Information.” Awards are made at the Compensation Committee’s scheduled meetings or by unanimous written consent. Awards typically fall into two categories: annual awards and new hire and promotion awards. New hire and promotion awards are made on the same day of each month, and annual awards are made at the Compensation Committee’s December meeting. The Compensation Committee may make grants at other times in connection with employee retention or otherwise.

All stock option awards have a per share exercise price equal to the closing price of our Common Stock on the grant date. Restricted stock and restricted stock unit awards may be based upon either performance or the passage of time or both. In most cases, the Company must achieve certain performance goals within the time frame established in connection with the award, in order for performance-based restricted stock to be earned. See the “Outstanding Equity Awards Table.” In the future, performance goals may be scaled so that the recipient can receive a portion of the award in the event the stated performance goals are not fully achieved.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates. The Compensation Committee’s schedule is generally determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Deferred Compensation. Directors and eligible employees, including the Named Executive Officers, are entitled to defer a portion of their salary, and all or a portion of their bonus payments, pursuant to the Company’s nonqualified deferred compensation plan. Amounts credited to the plan may be allocated by the participant among 23 hypothetical investment alternatives. The amounts deferred are not actually invested in the alternatives; the alternatives exist to enable the Company to calculate what a participant is owed at the time the deferred amounts are distributed. The Company purchases insurance to secure a portion of its obligations to the participants. The Named Executive Officers did not participate in the Company’s nonqualified deferred compensation plan during 2009.

Retirement Plans. In addition to participating in the Company’s 401(k) plan, certain senior executive officers who meet certain eligibility criteria are entitled to continued medical and dental coverage following their retirement (the “Post-Retirement Healthcare Plan”). To be eligible, a Named Executive Officer, other than Mr. Hill, is required to be employed by the Company at age 60, and the sum of his or her age at retirement plus the number of years employed must equal or exceed 72. To be eligible for the program, an executive officer must be in good standing at the time of retirement. The program permits the executive to continue his or her existing medical and dental coverage until the later to occur of the death of the executive or the executive’s spouse. Participants in the program would be required to pay premiums for such coverage which would be equal to rates then applicable to active employees and their spouses. No Named Executive Officers are currently eligible to participate in the program with the exception of Jeffrey C. Benzing. The Company’s obligations to Mr. Hill upon retirement are described below under “Employment and Severance Agreements” and in the “Pension Benefits Table” below. Mr. Hill also has a supplemental executive retirement plan (“SERP”) as described in footnote 2 to the “Pension Benefits Table” below.

Perquisites and Other Benefits. The Company annually reviews the perquisites that senior executives receive. In general, such perquisites are limited. Other than as described in the “Summary Compensation Table” or under the “Pension Benefits Table” below, the Company’s senior executives are entitled to few benefits that are not otherwise available to all of its employees.

Regulatory Considerations. It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation”, as defined in Section 162(m).

At the 2009 Annual Meeting of Shareholders, the shareholders reapproved the Company’s 162(m) Bonus Program and ratified and amended the Company’s 2001 Stock Incentive Plan. The Company’s 162(m) Bonus Program is a performance-based bonus program where awards to management for achieving certain performance objectives are generally payable in cash. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock awards and restricted stock units issued under the Company’s 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan is designed to permit the Compensation Committee to grant equity awards that are performance-based and therefore tax deductible under Section 162(m), to the extent that such compensation is not in excess of $1 million and qualifies as “performance-based compensation”, as defined in Section 162(m).

In the recent past, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, each of the Company’s Named Executive Officers has been granted restricted stock, some of which will continue to vest over the next several years based upon a time based vesting schedule. Please see the “Outstanding Equity Awards Table” for more details regarding such restricted stock awards.

Employment and Severance Agreements

Mr. Hill. Effective as of July 24, 2008, the Company entered into an amended and restated employment agreement with Mr. Hill. This agreement amends and restates in its entirety Mr. Hill’s prior employment agreement dated as of October 1, 1998, as amended December 17, 1999, January 14, 2004 and March 15, 2005. The employment agreement was amended and restated principally to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to address certain recent changes to the application of Section 162(m) of the Code described in IRS Revenue Ruling 2008-13. The amendments do not otherwise materially change the parties’ respective obligations and commitments. The amended and restated agreement provides for an initial employment term through December 31, 2010, with automatic renewals for successive two year periods if Mr. Hill continues to serve on the last day of each term. The agreement further provides that Mr. Hill will receive a base salary of $878,000 per annum which may be amended from time to time and will be eligible to participate in the Company’s then-existing executive bonus plan.

In addition, Mr. Hill is entitled to receive certain benefits and/or payments in connection with the termination of the agreement. These benefits and/or payments will vary depending upon whether termination of the agreement occurs as a result of Mr. Hill’s death, disability, resignation for “Good Reason” or termination “Not for Cause” (all as defined in the agreement). If the agreement is terminated by reason of Mr. Hill’s death, the Company will continue to pay salary and benefits to Mr. Hill’s estate through the second full month after his death. If the agreement is terminated by reason of Mr. Hill’s disability, as defined, the Company will continue to employ Mr. Hill. For the first 180 days of disability Mr. Hill will receive 100% of his base salary in effect at the time he becomes disabled and thereafter Mr. Hill will receive 66 2/3% of his base salary until he reaches 65. Coverage under the Company’s health insurance benefit plans shall continue pursuant to the agreement in the case of Mr. Hill’s disability until he reaches age 65. If the Company terminates the agreement Not for Cause or if Mr. Hill resigns for Good Reason, Mr. Hill will be entitled to receive (i) the greater of (x) a severance payment equal to two years of his then-current base salary, or (y) his base salary through the expiration date of the agreement, which amount shall be payable in the form of salary continuation for two years on the Company’s normal payroll schedule; (ii) a single lump-sum payment equal to 300% of his base annual salary as in effect on the date of the termination payable in a single lump sum payment within 30 days following his date of termination; (iii) payment of health insurance premiums in accordance with the Company’s Post-Retirement Healthcare Plan without regard to any age or length of service limitations for that program; (iv) continued vesting of his stock options through the salary continuation period, with vested options to be exercised within three years following the end of such period, during which time Mr. Hill will serve as a consultant; and (v) immediate vesting of his restricted stock awards such that the Company’s right to repurchase such restricted stock shall immediately lapse. Payments during this salary continuation period are conditioned upon Mr. Hill’s not competing with the Company during that period. Mr. Hill’s right to terminate for Good Reason shall continue for two years following a “Change of Control” (as defined in the agreement) in which he accepts a position with the Company or its successor other than as Chairman and Chief Executive Officer. Mr. Hill’s Change of Control payments and benefits may be reduced such that they would not constitute a “parachute payment” within the meaning of Section 280G of the Code, or be subject to the excise tax imposed by Section 4999 of the Code. If the Company (a) terminates the agreement for “Cause” (as defined in the agreement), (b) if Mr. Hill terminates Not for Cause, or (c) upon Mr. Hill’s death after reaching the age of fifty-five and still being employed by the Company, no further rights to compensation or benefits will accrue to Mr. Hill, except that in the case of a termination Not for Cause or upon Mr. Hill’s death after reaching the age of fifty-five while still employed by the Company (i) Mr. Hill and his qualified dependents shall receive continued health insurance coverage under the Company’s officer retirement health benefit program, without regard to any age or length of service limitations for that program, and (ii) if Mr. Hill is age fifty-five or older at the time of his termination Not for Cause or death, he or his estate will receive a payment equal to twenty-four times his highest base monthly salary and an additional payment calculated according to the schedule set forth in the agreement. If Mr. Hill terminates his employment “Not for Cause” or retires after being disabled he will also receive the benefits he is entitled to under the Company’s July 1993 Board of Directors’ Resolution Regarding Officers’ Retirement, Medical and Dental Coverage; these may include lifetime health insurance for himself and his qualified dependents. See the “Pension Benefits Table” and “Potential Payments Upon Termination or Change-in-Control” below.

In addition, effective as of November 15, 2005, the Compensation Committee authorized the addition of the retirement benefits provided under Mr. Hill’s employment agreement to the plans and programs covered by the Company’s existing rabbi trust agreement with Union Bank of California as trustee. See the “Pension Benefits Table” and “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Benzing. On January 8, 2010, the Company entered into an agreement (the “Benzing Agreement”) with Mr. Benzing in connection with his retirement from the Company. The Benzing Agreement becomes effective as of June 27, 2010 and expires on June 26, 2014, unless sooner terminated. Under the Benzing Agreement Mr. Benzing will (i) serve as a member of the Company’s Technical Advisory Board, (ii) provide advice and assistance as needed to the Company’s management during on-site product design reviews and (iii) serve as a member of the Company’s Patent Committee. In exchange for these services, Mr. Benzing will receive an aggregate salary of $390,000 over the term of the Benzing Agreement and is eligible to receive a pro-rata share of any management bonus that he would otherwise be entitled to receive related to his position as Executive Vice President, Chief Administrative Officer and Principal Financial Officer to the extent the Company pays such management bonuses for year 2010 performance. Additionally, if Mr. Benzing continues to be employed by the Company on July 15, 2010, Mr. Benzing will be granted restricted stock units equivalent to $390,000 using the Company’s stock price on June 25, 2010. The restricted stock units will vest on the date of grant. The terms of the Benzing Agreement also provide that Mr. Benzing is entitled to participation in the Company’s Executive Officers’ Retirement Medical and Dental Coverage Plan.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Novellus specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. David Litster

Youssef A. El-Mansy

Yoshio Nishi

William R. Spivey

Summary Compensation Table

The following table sets forth certain information concerning compensation of each Named Executive Officer during the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009:

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Richard S. Hill	2009	$648,707	$3,739,428	$1,381,222	$—		$1,033,178	(5)	$50,525	(6)	$6,853,060
Chairman of the Board and Chief Executive Officer	2008	$887,455	$—	$—	$—		$964,836	(5)	$41,314	(6)	$1,893,605
	2007	$792,901	$573,521	$1,142,700	$1,317,000	(4)	$915,300	(5)	$25,984	(6)	$4,767,406

Jeffrey C. Benzing (12)	2009	$356,400	$—	$—	$—		$43,885	(7)	$13,310	(8)	$413,595
Principal Financial Officer, Executive Vice President and Chief Administrative Officer	2008	$394,212	$224,460	$612,900	$—		$38,432	(7)	$22,648	(8)	$1,292,652

Ginetto Addiego	2009	$356,903	$1,866,540	$867,010	$—		$14,193	(7)	$7,350	(9)	$3,111,996
Executive Vice President, Corporate Operations	2008	$394,818	$224,460	$612,900	$—		$9,729	(7)	$6,750	(9)	$1,248,657
	2007	$348,014	$383,621	$574,425	$343,283	(4)	$3,816	(7)	$6,750	(9)	$1,659,909

Fusen E. Chen	2009	$329,442	$1,866,540	$867,010	$—		$32,940	(7)	$9,778	(10)	$3,105,710
Executive Vice President, Semiconductor Systems Products	2008	$364,484	$224,460	$612,900	$—		$21,890	(7)	$15,800	(10)	$1,239,534
	2007	$333,712	$383,621	$574,425	$329,176	(4)	$9,849	(7)	$14,750	(10)	$1,645,533

Timothy M. Archer	2009	$328,985	$1,866,540	$867,010	$—		$21,257	(7)	$12,310	(11)	$3,096,102
Executive Vice President Sales, Marketing and Customer Satisfaction	2008	$338,448	$224,460	$919,350	$—		$19,851	(7)	$11,438	(11)	$1,513,547

(1)	During 2007, in recognition of a difficult business environment, certain of the Company’s employees, at the Vice President level and above, voluntarily reduced their salary for the period July 1, 2007 to December 31, 2007. The voluntary reduction for Mr. Hill was 20% and the voluntary reduction for each of Messrs. Benzing, Addiego, Chen and Archer was 10%, respectively. In 2009, Mr. Hill voluntarily reduced his salary by 50% of base pay for the period January 1, 2009 to May 31, 2009, and by 10% of base pay for the period of June 1, 2009 to December 31, 2009. Effective February 9, 2009, each of Messrs. Benzing, Addiego, Chen and Archer voluntarily reduced their salaries by 10% of base pay, respectively, for the period February 9, 2009 to December 31, 2009. Without the 2009 voluntary reductions, the salary amounts shown above for 2009 would have been higher by $229,293 for Mr. Hill, $33,600 for Mr. Benzing, $33,647 for Mr. Addiego, $31,058 for Mr. Chen, and $31,015 for Mr. Archer. Without the 2007 voluntary reductions, the salary amounts shown above for 2007 would have been higher by $87,800 for Mr. Hill, $18,250 for Mr. Addiego, and $17,500 for Mr. Chen. The voluntary reduction in base salary had no effect on bonus targets or levels and do not change the amounts potentially payable to the Named Executive Officers in the event of termination, change-in-control or other similar events. See “Potential Payments Upon Termination or Change-in-Control”. Also, see “Employment and Severance Agreements” for a full description of the benefits and payments that Mr. Hill and his qualified dependents will receive upon his death, disability, resignation for “Good Reason” or termination “Not for Cause” (each as defined in such agreement between Mr. Hill and the Company).

(2)

Included in Stock Awards are service based and performance based restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent the aggregate grant date fair value of awards granted during the year. The fair value is based on the value of the grant date in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). The accounting methods and assumptions used to calculate the grant date fair value are set forth in Note 17 of the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2009, Note 14 of the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2008, and Note 14 of the Consolidated Financial Statements for the year ended December 31, 2007. Value of performance based restricted stock units reflects the value of the awards at the grant date based on the probable outcome of the performance conditions. The performance conditions are based on our revenue, revenue growth and revenue growth relative to our peers. Based on the probable outcome of the performance conditions, the estimated payouts of performance based restricted stock units on the grant dates are 350%, 0% and 63% of the target for 2009, 2008 and 2007, respectively. The maximum payouts for the performance based restricted stock units are 450%, 450% and 300% of the target, respectively. If the maximum performance level were reached, the value of the stock awards for Mr. Hill would be $747,886 and $2,157,530 higher for

2009 and 2007, respectively; the value of the stock awards for Mr. Benzing would be $448,920 higher for 2008; the value of the stock awards for each of Messrs. Addiego and Chen would be $373,308, $673,380, and $557,780 higher for 2009, 2008 and 2007, respectively; the value of the stock awards for Mr. Archer would be $373,308 and $448,920 higher for 2009 and 2008, respectively. See “Grants of Plan Based Awards Table” for the performance based restricted stocks grants.

(3)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent aggregate fair value of options granted during the year. The fair value is the value of the options on the grant date based on the Black-Scholes option valuation model in accordance with ASC 718. The accounting methods and assumptions used to calculate the fair value are set forth in Note 17 of the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2009, Note 14 of the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2008, and Note 14 of the Consolidated Financial Statements for the year ended December 31, 2007.

(4)	Amounts consist of cash incentive compensation awards earned for services rendered in the fiscal year. The amounts were paid pursuant to the senior executive bonus programs described in “Compensation Discussion and Analysis—Components of Senior Executive Compensation—Bonuses.”

(5)	Amounts consist of changes to the pension value of Mr. Hill’s SERP of $995,767 in 2009, $928,408 in 2008 and $920,530 in 2007 and changes to the actuarial present value of Mr. Hill’s accumulated benefits under the Post-Retirement Healthcare Plan of $37,411 in 2009, $36,428 in 2008, and $(5,230) in 2007. See the “Pension Benefits Table.” The present value of accumulated benefits at December 31, 2007 for Mr. Hill decreased due to the change in the interest rate assumption between years ended December 31, 2006 and December 31, 2007.

(6)	Represents amounts paid by the Company on behalf of Mr. Hill as follows: (i) $25,190 in 2008 and $10,070 in 2007 for tax planning and preparation fees, (ii) $43,175 in 2009, $9,374 in 2008, and $9,164 in 2007 for financial advisory fees and (iii) $7,350 in 2009, $6,750 in 2008, and $6,750 in 2007 for matching contributions to Mr. Hill’s account under the Company’s qualified 401(k) plan.

(7)	Amounts consist of a change in the actuarial present value of accumulated benefits under the Post-Retirement Healthcare Plan. See the “Pension Benefits Table.”

(8)	Represents amounts paid by the Company on behalf of Mr. Benzing as follows: (i) $1,000 for Computer/Hybrid Reimbursement in 2009, (ii) $11,210 in 2008 for tax planning and preparation fees, (iii) $4,960 in 2009 and $4,688 in 2008 for financial advisory fees and (iv) $7,350 in 2009 and $6,750 in 2008 for matching contributions to Mr. Benzing’s account under the Company’s qualified 401(k) plan.

(9)	Represents amounts paid by the Company on behalf of Mr. Addiego as follows: (i) $7,350 in 2009, $6,750 in 2008, and $6,750 in 2007 for matching contributions to Mr. Addiego’s account under the Company’s qualified 401(k) plan.

(10)	Represents amounts paid by the Company on behalf of Mr. Chen as follows: (i) $928 for Computer/Hybrid Reimbursement, (ii) $1,500 in 2009, $9,050 in 2008 and $8,000 in 2007 for tax planning and preparation fees and (iii) $7,350 in 2009, $6,750 in 2008 and 2007 for matching contributions to Mr. Chen’s account under the Company’s qualified 401(k) plan.

(11)	Represents amounts paid by the Company on behalf of Mr. Archer as follows: (i) $4,960 in 2009 and $4,688 in 2008 for financial advisory fees, (ii) $7,350 in 2009 and $6,750 in 2008 for matching contributions to Mr. Archer’s account under the Company’s qualified 401(k) plan.

(12)	On January 8, 2010, Mr. Jeffrey C. Benzing provided notice to the Company that, effective June 26, 2010, Mr. Benzing is retiring as Executive Vice President, Chief Administrative Officer and Principal Financial Officer of the Company. On the same day, Mr. Benzing and the Company entered into the Benzing Employment that is effective as of June 27, 2010 and expires on June 26, 2014, unless sooner terminated. See the “Employment and Severance Agreements.”

Grants of Plan Based Awards Table

The following table sets forth certain information concerning grants of awards made to each Named Executive Officer during the fiscal year ended December 31, 2009:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair value of Stock Option and Awards (6)
Name	Grant Date	Target $		Target (#)	Maximum (#)
Richard S. Hill	NA	$1,317,000	(2)
	12/18/2009						158,900	$23.94	$1,381,222
	12/18/2009					46,860			$1,121,828
	12/18/2009			31,240	140,580				$2,617,600

Jeffrey C. Benzing (7)	NA	$390,000	(1)

Ginetto Addiego	NA	$390,550	(1)
	12/17/2009						100,000	$23.93	$867,010
	12/17/2009					23,400			$559,962
	12/17/2009			15,600	70,200				$1,306,578

Fusen E. Chen	NA	$360,500	(1)
	12/17/2009						100,000	$23.93	$867,010
	12/17/2009					23,400			$559,962
	12/17/2009			15,600	70,200				$1,306,578

Timothy M. Archer	NA	$360,000	(1)
	12/17/2009						100,000	$23.93	$867,010
	12/17/2009					23,400			$559,962
	12/17/2009			15,600	70,200				$1,306,578

(1)	Amounts shown are the targeted cash incentive compensation award potential for each Named Executive Officer under the senior executive bonus programs as described in “Compensation Discussion and Analysis—Components of Senior Executive Compensation—Bonuses”. There are no threshold or maximum payout amounts. The target amounts are based upon 100% of the individual’s 2009 base salary. For 2009, no Named Executive Officer received an award, irrespective of their achievement of individual performance goals, as the Company was deemed not to have achieved a 3% net profit after tax. The fact that no awards were deemed earned is reflected in the “Summary Compensation Table” under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Mr. Hill’s target amount is based on 150% of his 2009 base salary.

(3)	Amounts shown as the target number of shares are performance-based restricted stock units granted to the Named Executive Officers in December 2009. The units will vest on a pro-rata basis, from a threshold of 0% of target to a maximum of 300% of target, based on Company’s revenue growth criteria. An additional 150% of the target shares will vest if the Company’s Compound Annual Growth Rate (CAGR) between year 2009 and 2012 is equal to or greater than 7.5%. See “Compensation Discussion and Analysis—Equity Awards- Performance-Based Restricted Stock Units.”

(4)	Amounts shown are the number of shares of service-based restricted stock units granted in December 2009. The shares will vest at the rate of one-fourth per year on the anniversary of the grant date.

(5)	Amounts shown are the number of shares underlying the options granted to the Named Executive Officers in December 2009. The options will vest with respect to the Named Executive Officers at a rate of one-fourth per year on the anniversary of the grant date.

(6)	Amounts shown represent the aggregate fair value of stock units and stock options at the date of grant calculated in accordance with ASC 718. Assumptions used to calculate the grant date fair value amounts are set forth in Note 17 of the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2009. The exercise price equals the share price of Common Stock on the grant date for stock options included in the table above. However, the fair value shown above may not be indicative of the value realized on the date the option is exercised due to variability in the share price of Common Stock. Value of performance based restricted stock units reflects the value of awards at the grant date based on the probable outcome of the performance conditions. See “Summary Compensation Table” for the performance based restricted stock grants.

(7)	Mr. Benzing did not receive any stock awards or option awards in 2009.

The “Summary Compensation Table” and “Grants of Plan-Based Awards Table” should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives and “Employment and Severance Agreements,” which provides a description of the material terms of any employment arrangements with our Named Executive Officers.

Outstanding Equity Awards Table

The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of December 31, 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard S. Hill	—		158,900	(2)	$23.94	12/18/2019
	50,000		50,000	(4)	$26.01	12/14/2017
	100,000		—		$34.36	12/15/2016
	150,000		—		$24.61	12/16/2015
	200,000		—		$27.81	12/10/2014
	150,000	(1)	—		$31.24	06/11/2014
	165,648		—		$29.24	12/13/2012
	11,893	(1)	—		$48.71	04/12/2012
	122,459	(1)	—		$47.95	04/11/2012
	300,000	(1)	—		$38.70	12/20/2011
	100		—		$28.00	09/20/2011
	300,000		—		$30.25	12/15/2010
							46,860	(6)	$1,093,712
										91,240	(7)	$2,129,542
Jeffrey C. Benzing	25,000		75,000	(8)	$12.47	12/18/2018
	25,000		25,000	(4)	$26.01	12/14/2017
	37,500		12,500	(9)	$33.39	12/14/2016
	40,000		—		$24.76	12/15/2015
	50,000		—		$27.91	12/09/2014
	20,000	(1)	—		$31.24	06/11/2014
	50,000		—		$29.24	12/13/2012
	50,000	(1)	—		$47.95	04/11/2012
	125,000	(1)	—		$38.70	12/20/2011
	100		—		$28.00	09/20/2011
	106,700		—		$30.25	12/15/2010
							22,500	(10)	$525,150
										12,000	(11)	$280,080
Ginetto Addiego	—		100,000	(3)	$23.93	12/17/2019
	25,000		75,000	(8)	$12.47	12/18/2018
	25,000		25,000	(5)	$26.15	12/13/2017
	48,750		16,250	(9)	$33.39	12/14/2016
	40,000		—		$24.76	12/15/2015
	100,000		—		$29.03	02/17/2015
							41,400	(12)	$966,276
										36,600	(13)	$854,244
Fusen E. Chen	—		100,000	(3)	$23.93	12/17/2019
	25,000		75,000	(8)	$12.47	12/18/2018
	25,000		25,000	(5)	$26.15	12/13/2017
	37,500		12,500	(9)	$33.39	12/14/2016
	40,000		—		$24.76	12/15/2015
	25,000		—		$21.54	10/27/2015
	20,000		—		$27.48	12/16/2014
	100,000		—		$25.58	10/21/2014
							46,400	(14)	$1,082,976
										36,600	(13)	$854,244

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy M. Archer	—		100,00	(3)	$23.93	12/17/2019
	37,500		112,500	(8)	$12.47	12/18/2018
	25,000		25,000	(5)	$26.15	12/13/2017
	48,750		16,250	(9)	$33.39	12/14/2016
	40,000		—		$24.76	12/15/2015
	25,000		—		$21.54	10/27/2015
	30,000		—		$27.48	12/16/2014
	16,000	(1)	—		$31.24	06/11/2014
	20,000	(1)	—		$40.82	12/18/2013
	50,000		—		$29.24	12/13/2012
	40,000	(1)	—		$32.96	06/20/2012
	11,750	(1)	—		$38.70	12/20/2011
	6,000		—		$50.37	06/21/2011
	6,000		—		$30.25	12/15/2010
	100		—		$28.00	09/20/2011
							51,400	(15)	$1,199,676
										36,600	(13)	$854,244

(1)	Certain options included above were unvested and “out-of-the-money” with an exercise price equal to or greater than $30.00 as of November 15, 2005. On this date, the Compensation Committee and the Audit Committee approved a plan to provide for immediate vesting of these options for all of the Company’s employees. The Company’s decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the applicable effective date of SFAS 123R the predecessor to ASC 718 and the Company considered that, because these options had exercise prices in excess of the then current market value, the options were not fully achieving their original objectives of incentive compensation and employee retention. Each of the Company’s Executive Officers, as defined under Rule 405 of the Securities Act, whose options were accelerated under this plan entered into a Resale Restriction Agreement which imposed restrictions on the sale of any shares received through the exercise of accelerated options until the earlier of (i) the original vesting dates set forth in the option or (ii) the Executive Officer’s termination of employment. Refer to the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2005 for the form of Resale Restriction Agreement.

(2)	These options were granted on December 18, 2009. Options for Mr. Hill vest at a rate of one-fourth per year on the anniversary of the grant date.

(3)	These options were granted on December 17, 2009 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(4)	These options were granted on December 14, 2007. Options for Mr. Hill vest at a rate of one-fourth per year on the anniversary of the grant date. Mr. Benzing’s options vest monthly over four years.

(5)	These options were granted on December 13, 2007 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(6)	The unvested shares consist of 46,860 shares of restricted stock units granted on December 18, 2009 that vest at a rate of one-fourth per year on the anniversary of the grant date.

(7)	The unvested shares consist of the following performance-based restricted stock awards and units: (i) 25,000 shares granted on December 15, 2006 that will vest if the Company achieves aggregate revenue of $2.1 billion over four consecutive quarters by December 31, 2010; (ii) 35,000 units granted on December 14, 2007 that will vest March 31, 2011 on a pro-rata basis (0% to 300%) depending on (a) the Company’s’ compound annual growth in revenue (CAGR) between fiscal 2007 and fiscal 2010 and (b) the Company’s CAGR performance in comparison to certain peer companies for the same period (collectively, the “2010 CAGR Performance Goals”) (See “Compensation Discussion and Analysis—Equity Awards—Performance-Based Restricted Stock Units”); and (iii) 31,240 performance-based restricted stock units granted on December 18, 2009 that will vest on March 31, 2013 with a payout ratio from 0%-300% depending on (a) the Company’s compound annual growth in revenue (CAGR) between fiscal 2009 and fiscal 2011 and (b) the Company’s CAGR performance in comparison to certain peer companies for the same period (collectively, the “2012 CAGR Performance Goals). An additional 150% of the target shares will vest if the Company’s CAGR between year 2009 and 2012 is equal to or greater than 7.5%. See “Compensation Discussion and Analysis-Equity Awards-Performance-Based Restricted Stock Units.”

(8)	These options were granted on December 18, 2008 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(9)	These options were granted on December 14, 2006 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(10)	The unvested shares consist of the following restricted stock units: (i) 9,000 shares granted on December 14, 2007 that vest monthly over four years and (ii) 13,500 shares granted on December 18, 2008 that vest at a rate of one-fourth per year on the anniversary of the grant date.

(11)	The unvested shares consist of 12,000 performance-based restricted stock units granted on December 18, 2008 that will vest on March 31, 2012 with a payout ratio from 0%-300% depending on (a) the Company’s compound annual growth in revenue (CAGR) between fiscal 2008 and fiscal 2011 and (b) the Company’s CAGR performance in comparison to certain peer companies for the same period (collectively, the “2011 CAGR Performance Goals). An additional 150% of the target shares will vest if the Company’s CAGR between year 2008 and 2011 is equal to or greater than 7.5%. See “Compensation Discussion and Analysis-Equity Awards-Performance-Based Restricted Stock Units.”

(12)	The unvested shares consist of the following restricted stock units: (i) 4,500 shares granted on December 13, 2007 that vest at a rate of one-fourth per year on the anniversary of the grant date; (ii) 13,500 shares granted on December 18, 2008 that vest at a rate of one-fourth per year on the anniversary of the grant date and (iii) 23,400 shares granted on December 17, 2009 that vest at a rate of one-fourth per year on the anniversary of the grant date.

(13)	The unvested shares consist of (i) 9,000 performance-based restricted stock units granted on December 13, 2007 that will vest on March 31, 2011 on a pro-rata basis (from 0% to 300%) if the Company achieves the 2010 CAGR Performance Goals; (ii) 12,000 performance-based restricted stock units granted on December 18, 2008 that will vest on March 31, 2012 with a payout ratio from 0%-300% depending the 2011 CAGR Performance Goals (an additional 150% of target shares will vest if the Company’s CAGR between year 2008 and 2011 is equal to or greater than 7.5%) (See “Compensation Discussion and Analysis-Equity Awards-Performance-Based Restricted Stock Units”) and (iii) 15,600 performance-based restricted stock units granted on December 17, 2009 that will vest on March 31, 2013 with a payout ratio from 0%-300% depending on the 2012 CAGR Performance Goals (an additional 150% of the target shares will vest if the Company’s CAGR between year 2009 and 2019 is equal to or greater than 7.5%). See “Compensation Discussion and Analysis-Equity Awards-Performance-Based Restricted Stock Units”)

(14)	The unvested shares consist of the following restricted stock awards and units: (i) 5,000 restricted stock awards granted on October 27, 2005 that vest on October 27, 2010, (ii) 4,500 restricted stock units granted on December 13, 2007 that vest at a rate of one-fourth per year on the anniversary of the grant date, (iii) 13,500 restricted stock units granted on December 18, 2008 that vest at a rate of one-fourth per year on the anniversary of the grant date and (iv) 23,400 restricted stock units granted on December 17, 2009 that vest at a rate of one-fourth per year on the anniversary of the grant date.

(15)	The unvested shares consist of the following restricted stock awards and units: (i) 10,000 restricted stock awards granted on October 27, 2005 that vest on October 27, 2010, (ii) 4,500 restricted stock units granted on December 13, 2007 that vest at a rate of one-fourth per year on the anniversary of the grant date, (iii) 13,500 restricted stock units granted on December 18, 2008 that vest at a rate of one-fourth per year on the anniversary of the grant date and (iv) 23,400 restricted stock units granted on December 17, 2009 that vest at a rate of one-fourth per year on the anniversary of the grant date.

Option Exercises and Stock Vested Table

The following table sets forth certain information concerning all exercises of stock options and vesting of restricted stock for each Named Executive Officer during the fiscal year ended December 31, 2009:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Richard S. Hill	—	$—	100,000	$1,983,750
Jeffrey C. Benzing	—	$—	21,000	$426,413
Ginetto Addiego	—	$—	6,750	$161,978
Fusen E. Chen	25,000	$293,266	26,750	$584,878
Timothy M. Archer	—	$—	19,750	$431,708

(1)	The value realized equals the difference between the option exercise price and the sale price of Common Stock at the time of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the closing price of Common Stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits Table

The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement for each Named Executive Officer during the fiscal year ended December 31, 2009:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
Richard S. Hill	SERP (2)	16	$4,634,013		—
	Post-Retirement Healthcare Plan (3)	N/A	$383,102		—
Jeffrey C. Benzing	Post-Retirement Healthcare Plan (3)	N/A	$387,162		—
Ginetto Addiego	Post-Retirement Healthcare Plan (4)	3	$38,146	(5)	—
Fusen E. Chen	Post-Retirement Healthcare Plan (4)	5	$89,175	(5)	—
Timothy M. Archer	Post-Retirement Healthcare Plan (4)	15	$90,511	(5)	—

(1)	Amounts include benefits in which the Named Executive Officer may not have been vested at December 31, 2009.

(2)

Mr. Hill’s SERP is a cash retirement plan. In each payroll period, we credit Mr. Hill’s SERP account with an amount equal to a percentage of Mr. Hill’s base salary in that period. Mr. Hill becomes fully vested in his SERP benefit (a) upon Mr. Hill’s death after reaching the age of fifty-five and still being employed by the Company or (b) when his employment with the Company terminates, provided that for a period of two years following termination, Mr. Hill refrains from further employment as either an executive or member of the board of directors of any of the Company’s competitors. Upon fulfillment of these conditions, Mr. Hill’s minimum SERP benefit will be equal to 24 times his highest base monthly salary paid during his employment. An additional payment equal to the following multiples of Mr. Hill’s highest base monthly salary paid during his employment will be provided with reference to Mr. Hill’s attained age on the date his employment terminates or upon Mr. Hill’s death after reaching the age of fifty-five and still being employed by the Company: 12 times at age 56; 24 times at age 57; and 36 times at age 58 or older. As provided for in Mr. Hill’s employment agreement, Mr. Hill has elected to receive payment in five equal annual installments upon his death after reaching the age of fifty-five and still being employed by the Company or termination of his employment with the Company.

(3)	Upon retirement, Messrs. Hill and Benzing may become eligible to receive benefits under the Executive Officers’ Medical and Dental Retirement Benefits Plan described in footnote (4) below. However, under the provisions of Mr. Hill’s employment agreement and Mr. Benzing’s agreement, Messrs. Hill and Benzing are now eligible to receive these benefits without regard to any other age or length of service limitation other than being an employee in good standing.

(4)	The Executive Officers’ Medical and Dental Retirement Benefits Plan provides for medical and dental coverage that is substantially comparable to coverage provided to active employees for Executive Officers and their spouses for the duration of their lifetimes. At the end of 2009, all Named Executive Officers were potentially eligible to participate in the Post-Retirement Healthcare Plan (assuming the applicable age, length of service and good standing requirements are met upon their actual retirement). Executive Officers are required to pay premiums for such coverage which would be equal to rates then applicable to active employees and their spouses. Executive Officers are entitled to receive these benefits provided each is in good standing upon termination of employment, each has reached the age of 60, and the age plus years of service upon termination equals at least 72. The same assumptions used to calculate the benefit obligation for our Post-Retirement Healthcare Plan in our 2009 Consolidated Financial Statements, including a discount rate of 5.90% and a mortality rate obtained from the 1994 Group Annuity Mortality Table, were used to calculate the present value of the accumulated benefit shown in the table above.

(5)	Amounts included in the table above assume that Messrs. Addiego, Chen and Archer will continue to be employed by the Company and otherwise satisfy the applicable eligibility requirements of the Executive Officers’ Medical and Dental Retirement Plan described in (4) above.

Potential Payments Upon Termination or Change-in-Control

All of the Company’s employees are employees at will, with the exception of Mr. Hill as described below. Accordingly, they may be terminated at any time, with or without cause. Effective as of July 24, 2008, the Company entered into an amended and restated employment agreement with Mr. Hill. This agreement amends and restates in its entirety Mr. Hill’s prior employment agreement dated as of October 1, 1998, as amended December 17, 1999, January 14, 2004 and March 15, 2005. With respect to Mr. Hill, his employment agreement with the Company requires certain payments upon termination depending upon the reason their employment is terminated. See “Employment and Severance Agreements.” Other than Mr. Hill’s right to terminate his employment for Good Reason (as defined in his agreement), which continues for two years following a “Change of Control” (as defined in his agreement) under certain circumstances, a change-in-control of the Company does not result in the payment to any Named Executive Officer of any amounts to which the executive would not otherwise be entitled absent a change-in-control.

The table below sets forth the estimated amount of payments and other benefits each Named Executive Officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on December 31, 2009. Amounts potentially payable under plans which are generally available to all salaried employees, such as life and disability insurance, are excluded from the table. The values related to vesting of stock options and awards are based upon the fair market value of our Common Stock of $23.34 as reported on the NASDAQ Global Select Market on December 31, 2009, the last trading day of our fiscal year. Actual payments made at any future date would vary, including based upon the amount the Named Executive Officer would have accrued under the applicable benefit or compensation plan as well as based upon the price of our Common Stock.

Name	Event	Salary & Other Cash Payments ($) (1)		Vesting of Stock Options ($)		Vesting of Stock Awards ($)		Healthcare Benefits ($) (2)	Total ($)
Richard S. Hill	Death	$2,780,334	(3)	—		$1,611,627	(4)	—	$4,391,961
	Disability	$4,345,920	(5)	—		$3,223,254	(5)	—	$7,569,173
	Resignation Not for Cause or Retirement	$2,634,000	(6)	—		—		—	$2,634,000
	Resignation for Good Reason or Involuntary Termination Not for Cause	$4,390,000	(7)	—		$3,223,254	(8)	—	$7,613,254
	Change-in-Control	$4,390,000	(7)	—	(9)	$3,223,254	(8)	—	$7,613,254	(10)
Jeffrey C. Benzing	Death or Disability	—		—		$402,615	(4)	—	$402,615
Ginetto Addiego	Death or Disability	—		—		$910,260	(4)	—	$910,260
Fusen E. Chen	Death or Disability	—		—		$968,610	(4)	—	$968,610
Timothy M. Archer	Death or Disability	—		—		$1,026,960	(4)	—	$1,026,960

(1)	The amounts shown in this table reflect the base salaries in effect as of December 31, 2009.

(2)	Under the terms of Mr. Hill’s employment agreement, Mr. Hill and his dependents will be provided healthcare benefits for the duration of their lifetimes as of the date of Mr. Hill’s termination, disability or death. Mr. Hill will pay premiums equal to the rates then applicable to active employees’ spouses and dependents. The Company’s obligations related to Mr. Hill’s healthcare benefits are discussed in the “Pension Benefits Table”.

(3)

Under the terms of Mr. Hill’s employment agreement, if Mr. Hill’s employment terminates as a result of his death, his estate would be entitled to (i) his pro-rated base salary and benefits paid bi-weekly through the second full month after Mr. Hill’s death and (ii) his SERP benefit (see description in footnote (6) below). At

December 31, 2009, these potential payments are $146,334 and $2,634,000, respectively. The SERP benefit is based on the highest monthly salary during Mr. Hill’s employment. It is payable to his estate in five equal annual installments based on Mr. Hill’s previous election.

(4)	Under the terms of each Named Executive Officer’s restricted stock award, half of the total number of shares of restricted stock awards and restricted stock units shall immediately vest if continuous service is terminated as a result of the death or disability of the Named Executive Officer.

(5)

Under the terms of Mr. Hill’s employment agreement, if Mr. Hill were to become disabled while employed by the Company, he would remain an employee of the Company until he reaches the age of 65. During this time, Mr. Hill would be entitled to receive 100% of his then base salary thru the last day of the month in which the 180th day of disability occurs. Thereafter, until he reaches the age of 65, he will receive 66 2/3% of his then base salary payable bi-weekly. Mr. Hill’s employment agreement requires that any long-term disability insurance payments received by Mr. Hill would reduce the Company’s disability payments. The amount shown above has not been reduced by any potential long-term disability insurance. As an employee, Mr. Hill’s outstanding stock options and stock awards would continue to vest. The stock options amount excludes options with an exercise price greater than the Company’s Common Stock closing price of $23.34 on December 31, 2009.

(6)	Mr. Hill attained age 57 during 2009 and, under the terms of Mr. Hill’s employment agreement, if he terminates his employment or upon his death, Mr. Hill and his qualified dependents are entitled to receive the amount shown above which reflects the accumulated benefits associated with his SERP. At age 57, the benefit consists of an additional cash payment equal to 24 times Mr. Hill’s highest base monthly salary paid during employment, and a supplement payment equal to 12 times of Mr. Hill’s highest base monthly salary paid during employment. In addition, a supplemental payment equal to the following multiples of Mr. Hill’s highest base monthly salary paid during employment would be made based on Mr. Hill’s age at the time of retirement or Mr. Hill’s age at the time of his death: 24 times at age 57—$1,756,000; and 36 times at age 58 or older—$2,634,000. These amounts are payable in a single lump sum payment based on Mr. Hill’s election and are conditioned upon Mr. Hill adhering to the noncompetition conditions set forth in the employment agreement throughout a two-year period following termination.

(7)	Under the terms of Mr. Hill’s employment agreement, if Mr. Hill is terminated by the Company for other than cause (as defined in the agreement), he will receive for a period of two years the following: (i) compensation in the form of salary continuation equal to two years then current base salary payable bi-weekly, and (ii) continued vesting of any outstanding stock option awards. In addition, Mr. Hill will be entitled to receive a single lump-sum payment equal to payment equal to 300% of his base annual salary as then in effect. After the two year period, Mr. Hill would serve as a consultant to the Company for a period of three years during which time Mr. Hill would have the ability to exercise any vested options. In the event of a change-in-control, Mr. Hill’s employment agreement provides that, if he accepts a position with the successor company, and terminates his employment for good reason (as defined in the agreement) within two years of the change-in-control, Mr. Hill will be entitled to the same benefits he would otherwise be entitled to upon his voluntary termination by the Company for other than cause absent an intervening change-in-control. The stock options amount excludes options with an exercise price greater than the Company’s Common Stock closing price of $23.34 on December 31, 2009.

(8)	Under the terms of Mr. Hill’s employment agreement, all unvested restricted stock awards and restricted stock units would immediately vest.

(9)	Under the terms of Mr. Hill’s employment agreement, all unvested stock options would immediately vest. The stock options amount excludes options with an exercise price greater than the Company’s Common Stock closing price of $23.34 on December 31, 2009.

(10)

Under the terms of Mr. Hill’s employment agreement, if any payment or benefit Mr. Hill would receive pursuant to a change-in-control would constitute a parachute payment within the meaning of Section 280G of the Code, then such payment or benefit would be reduced to an amount that resulted in no portion of the payment or benefit being subject to the excise tax. If such reduction were to occur, Mr. Hill’s employment agreement provides for payments and benefits to be reduced in a specified order. Based on an estimate of amounts to be received in relation to Mr. Hill’s taxable income for the preceding five years, the payments and benefits set forth in the table above did not result in amounts being subject to the excise tax and therefore, there was no resulting reduction in payments or benefits.

Equity Compensation Plan Information

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2009, including the Amended and Restated 1992 Stock Option Plan, the Amended and Restated 1992 Employee Stock Purchase Plan, the 2001 Plan (as defined below), the 2001 NQ Plan (as defined below), and the option plans and agreements assumed by the Company in connection with the acquisitions of GaSonics International Corporation (the “GaSonics Acquisition”) and SpeedFam-IPEC, Inc. (the “SpeedFam-IPEC Acquisition”) (together, with the exception of the 2001 Plan and the Amended and Restated 1992 Employee Stock Purchase Plan, the “Previous Plans” and collectively, together the “Company’s Stock Option Plans”).

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	20,324,374	$30.14	(6)	9,276,008	(7)
Equity compensation plans not approved by security holders (2) (3) (4)	656,877	$35.79		—
Total (5)	20,981,251	$30.35	(6)	9,276,008	(7)

(1)	Represents shares of Common Stock issuable pursuant to the Company’s Amended and Restated 1992 Stock Option Plan (the “1992 Plan”), the 1992 ESPP, and the 2001 Plan.

The 1992 Plan was originally adopted by the Board of Directors in April 1992 and was approved by the shareholders in May 1992. The Board of Directors adopted amendments and restatements of the 1992 Plan in 1993, 1995, 1996, 1997, 1998 and 1999. These amendments and restatements were approved by the shareholders in 1994, 1995, 1996, 1997, 1998 and 2000. The 1992 Plan is administered by the Compensation Committee. Options granted pursuant to the 1992 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as determined by the Compensation Committee. Stock options expire ten years after the date of grant. The 1992 Plan expired in 2002 and options are no longer granted under the 1992 Plan. As of December 31, 2009, there were options outstanding to purchase 3,586,852 shares of Common Stock under the 1992 Plan at a weighted average exercise price of $38.16 per share and no shares available for future issuance.

The 1992 ESPP was originally adopted by the Board of Directors and approved by the shareholders in May 1992. Amendments and restatements of the 1992 ESPP were adopted by the Board of Directors and approved by the shareholders in 1995, 1996, 1997, 1998, 1999, 2002 and 2007. The purpose of the 1992 ESPP is to provide participating employees of the Company with an opportunity to purchase Common Stock through payroll deductions. The 1992 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. The 1992 ESPP is implemented by one offering during each six-month period. The Board of Directors may alter the duration of the offering periods without shareholder approval. The price per share at which shares are sold under the 1992 ESPP is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the six-month offering period, or (ii) 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the NASDAQ Global Select Market as of such date. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed the lesser of (i) 15% of a participant’s eligible compensation, which is defined in the 1992 ESPP to include the regular straight time gross salary in effect at the beginning of the offering period, exclusive of any payments for overtime, shift premium, bonuses, commissions, incentive compensation, incentive payments, or other compensation, or (ii) $5,000 for each offering period. A participant may purchase no more than 1,000 shares in any one offering period. As of December 31, 2009, there were 1,190,721 shares available for future issuance under the 1992 ESPP.

The 2001 Plan was originally adopted by the Board of Directors in March 2001 and approved by the shareholders in May 2001. An amendment and restatement of the 2001 Plan was adopted by the Board of Directors and approved by shareholders at the annual meeting of shareholders in 2007. The amendment consolidated all of the Company’s equity award activities going forward including all shares that were available for grant under the 2001 Non-Qualified Stock Option Plan (the “2001 NQ Plan”), GaSonics Plans (as defined below) and the SpeedFam-IPEC Plans (as defined below) available for grant as of May 11, 2007. In 2009, the Board of Directors adopted an amendment and restatement of the 2001 Plan and the shareholders at the 2009 annual meeting approved the amended and restated 2001 Plan to increase the maximum number of shares available for grant under the 2001 Plan by 6,000,000 shares and to adopt a fungible share reserve pursuant to which each award of restricted stock and restricted stock units is charged against the reserve as 1.6 shares for each share subject to the award effective May 12, 2009.

The 2001 Plan is administered by the Compensation Committee. Options granted pursuant to the 2001 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as otherwise determined by the Compensation Committee. Options expire ten years after the date of grant. The stock options issued under the 2001 Plan have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. As of December 31, 2009, there were options outstanding to purchase 13,789,141 shares of Common Stock under the 2001 Plan at a weighted average exercise price of $28.06 per share 2,948,381 outstanding restricted stock units, and 8,085,287 shares available for future issuance. The 2001 Plan includes 4,565,052 shares of Common Stock issuable pursuant to option plans and agreements granted prior to May 11, 2007, pursuant to the Company’s 2001 NQ Plan. The Board of Directors adopted the 2001 NQ Plan in December 2001. The term of all options granted under the 2001 NQ Plan shall not exceed ten years from the date of grant.

(2)	Includes 209,528 shares of Common Stock issuable pursuant to option plans and agreements granted prior to May 11, 2007 assumed pursuant to the GaSonics Acquisition. The option agreements were originally issued by GaSonics under the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, the Gamma Precision Technology 1998 Stock Option Plan and the GaSonics International Corporation 2000 Supplemental Stock Option Plan (collectively, the “GaSonics Plans”), which are described below.

Pursuant to the GaSonics Acquisition, the Company assumed the option agreements then outstanding under the GaSonics Plans (the “GaSonics Assumed Options”). The GaSonics Assumed Options are governed by the terms of the respective GaSonics Plan under which they were originally issued. Options governed by the terms of the GaSonics Plans generally are non-transferable (with the exception of non-qualified stock options, which may be assigned) and expire no later than ten years from date of grant. Options generally are exercisable immediately upon vesting. Shares of Common Stock issuable and/or exercised under the GaSonics Plans vest based upon years of service, generally four years. The GaSonics Plans, other than the Gamma Precision Technology 1998 Stock Option Plan, which was assumed by GaSonics when GaSonics acquired Gamma Precision Technology, were duly approved by the shareholders of GaSonics prior to the GaSonics Acquisition.

(3)	Includes 197,349 shares of Common Stock issuable pursuant to option plans and agreements granted prior to May 11, 2007 assumed pursuant to the SpeedFam-IPEC Acquisition. The option agreements were originally issued by SpeedFam-IPEC under the SpeedFam, Inc. 1991 Employee Incentive Stock Option Plan, as amended, the SpeedFam-IPEC, Inc. 1992 Stock Option Plan, as amended, the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC International, Inc., as amended, the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc., and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001 (collectively, the “SpeedFam-IPEC Plans”), which are described below.

Pursuant to the SpeedFam-IPEC Acquisition, the Company assumed the option agreements then outstanding under the SpeedFam-IPEC Plans (the “SpeedFam-IPEC Assumed Options”). The SpeedFam-IPEC Assumed Options are governed by the terms of the respective SpeedFam-IPEC Plan under which they were originally issued. Options governed by the terms of the SpeedFam-IPEC Plans generally are non-transferable and expire no later than ten years from date of grant. Options generally are exercisable immediately, upon vesting. Shares of Common Stock issuable and/or exercised under the SpeedFam-IPEC Plans vest based upon years of service, generally four years. The SpeedFam-IPEC Plans, other than the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc. and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001, were duly approved by the shareholders of SpeedFam-IPEC prior to the SpeedFam-IPEC Acquisition.

(4)	Includes 250,000 shares of Common Stock issuable pursuant to the grant of an employment inducement stock option to Mr. Somekh, who joined the Company in January 2004.

(5)	Includes stock options and restricted stock units and excludes restricted stock awards.

(6)	The calculation of the weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units.

(7)	Performance-based restricted stock units may vest up to multiples of target. See “Compensation Discussion and Analysis—Equity Awards—Performance-Based Restricted Stock Units.” Accordingly, shares available is reduced by the maximum potential shares that could be issued for the performance awards.

Certain Relationships and Related Transactions

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest on an ongoing basis and approving all such transactions (if such transactions are not approved by another independent body of the Board). Related parties include any of our directors or executive officers, and their respective immediate family members. A report is made to our Audit Committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year, indicating which, if any, related party had or will have a direct or indirect material interest in any such transaction. The following were reportable related party transactions that occurred during year 2009.

The Company leases an aircraft from a third-party entity wholly owned by the Company’s Chairman and Chief Executive Officer. Under the aircraft lease agreement, the Company incurred lease expense of $0.84 million for the year ended December 31, 2009. The Audit Committee authorized the Company’s internal audit function to conduct a study of lease rates for similar aircraft as part of the internal audit plan approved by the Audit Committee in February 2008, such study is performed by the internal audit function every two years and is currently being conducted. The results of this study confirmed that rates charged by the third-party entity would be comparable to amounts charged by third-party commercial charter companies for similar aircraft.

The Company employs Mr. Hill’s spouse, Loan Hill, as Senior Director of Information Technology. Ms. Hill has been employed with the Company since 1991. As of and for the year ended December 31, 2009, Ms. Hill received compensation of approximately $312,108. In addition, the Company employs Mr. Benzing’s spouse, Victoria Shannon Benzing, as a Patent Executive. Ms. Benzing has been employed with the Company since 1995. As of and for the year ended December 31, 2009, Ms. Benzing received compensation of approximately $169,252. The compensation includes equity compensation related to option awards and stock awards, which amounts represent the aggregate grant date fair value computed in accordance with ASC 718. The compensation paid to Ms. Hill and Ms. Benzing is commensurate with their peers.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be deemed to be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities to the shareholders with respect to the Company’s independent registered public accounting firm, accounting and financial reporting practices, the quality and integrity of the Company’s financial statements and reports, and the Company’s system of internal control over financial reporting. The Board of Directors has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. A copy of the charter is available on the Company’s website at www.novellus.com. Since the effective date of the Sarbanes-Oxley Act of 2002, the Audit Committee has become responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

With regard to the fiscal 2009 audits, the Audit Committee discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2009, the scope, extent and procedures for its audits. Following completion of the audits, the Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, the cooperation received by it during the audit examination, its evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 and the overall quality of the Company’s financial reporting.

Management has the primary responsibility for the Company’s financial statements, reporting process and systems of internal controls. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, with management. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with Ernst & Young LLP its judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from Ernst & Young LLP written disclosures and a letter regarding its independence as required by the applicable requirements of the Public Company Accounting Oversight Board, discussed with Ernst & Young LLP its independence from management and the Company, and considered the compatibility of non-audit services with such independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors subsequently approved) the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

In addition, the Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, and the Board of Directors concurred with such selection. The Audit Committee has recommended to the shareholders that they ratify and approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Ann D. Rhoads

Neil R. Bonke

Glen G. Possley

Delbert A. Whitaker

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock as of December 31, 2009 as to (a) each director and nominee, (b) each Named Executive Officer for the year ended December 31, 2009, (c) all current executive officers and directors as a group, and (d) each person known by the Company, as of December 31, 2009, to beneficially own more than 5% of the outstanding shares of its Common Stock. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Novellus Systems, Inc., 4000 North First Street, San Jose, California 95134.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Directors and Named Executive Officers
Richard S. Hill (2)	2,063,326	2.13%
Neil R. Bonke (3)	25,000	*
Youssef A. El-Mansy (3)	14,833	*
J. David Litster (3)	25,667	*
Yoshio Nishi (3)	25,000	*
Glen G. Possley (3)	45,999	*
Ann D. Rhoads (3)	25,000	*
William R. Spivey (3)	43,000	*
Delbert Whitaker (3)	25,000	*
Jeffrey Benzing (4)	819,171	*
Ginetto Addiego (5)	384,538	*
Fusen Chen (6)	361,762	*
Timothy Archer (7)	480,534	*
All current executive officers and directors as a group (15 persons) (8)	4,544,939	4.54%
Persons Owning More Than 5% of Common Stock
Private Capital Management, L.P. (“PCM”) (9)	5,165,028	5.33%
BlackRock, Inc. (10)	5,820,146	6.01%
FMR LLC (11)	4,983,782	5.14%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2009 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 96,867,372 shares outstanding on December 31, 2009, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Includes (i) options to purchase an aggregate of 1,550,100 shares are currently exercisable or will be exercisable within 60 days of December 31, 2009, (ii) 138,100 shares subject to further vesting restrictions, (iii) 11,547 shares held by Mr. Hill’s spouse, (iv) 7,706 shares held by Mr. Hill’s spouse subject to further vesting restrictions and (v) options to purchase an aggregate of 71,017 shares held by Mr. Hill’s spouse are currently exercisable or will be exercisable within 60 days of December 31, 2009.

(3)	Includes 9,999 shares of restricted stock awards subject to further vesting restrictions.

(4)

Includes (i) options to purchase an aggregate of 531,383 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2009, (ii) 750 shares of restricted stock units which will be fully vested within 60 days of December 31, 2009, (iii) 34,500 shares subject to further vesting restrictions, (iv) 12,138 shares held by Mr. Benzing’s spouse, (v) 2,939 shares held by Mr. Benzing’s spouse subject to further vesting restrictions and (vi) options to purchase an aggregate of 206,600 shares held by Mr. Benzing’s spouse which are currently exercisable or will be exercisable within 60 days of December 31, 2009.

(5)	Includes (i) options to purchase an aggregate of 238,750 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2009 and (ii) 78,000 shares subject to further vesting restrictions.

(6)	Includes (i) options to purchase an aggregate of 247,500 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2009 and (ii) 83,000 shares subject to further vesting restrictions.

(7)	Includes (i) options to purchase an aggregate of 356,100 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2009, (ii) 88,000 shares subject to further vesting restrictions and (iii) 447 shares held by Mr. Archer’s spouse.

(8)	Includes (i) options to purchase an aggregate of 3,006,083 shares held by the current executive officers and directors which are currently exercisable or will be exercisable within 60 days of December 31, 2009, (ii) 607,642 shares held by the current executive officers and directors subject to further vesting restrictions, and (iii) indirect holdings attributable to executive officers’ spouses including options exercisable within 60 days of December 31, 2009 and shares subject to further vesting restrictions in the amount of 312,394 shares.

(9)	Based solely on a Schedule 13G/A Amendment No. 3 filed with the SEC on February 13, 2009, Private Capital Management, L.P. (“PCM”) has sole voting and dispositive power with respect to 438,800 shares and shared voting and dispositive power with respect to 4,726,228 shares as of December 31, 2009. PCM, 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108.

(10)

Based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, BlackRock, Inc. has sole voting power with respect to 5,820,146, sole dispositive power with respect to 5,820,146 shares and does not have shared voting or dispositive power with respect to any shares as of December 31, 2009. BlackRock, Inc. 40 East 52nd Street, New York, NY 10022.

(11)	Based solely on a Schedule 13G/A Amendment No. 6 filed with the Securities and Exchange Commission on August 10, 2009, FMR LLC has sole voting power with respect to 94,824 shares, sole dispositive power with respect to 4,983,782 shares, and does not have shared voting or dispositive power with respect to any shares as of December 31, 2009. FMR LLC 82 Devonshire Street, Boston, Massachusetts 02109.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and NASDAQ. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required to have been filed for such persons, the Company believes that its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them in 2009, except the Company inadvertently failed to file timely two form 4’s on behalf of each of Messrs. Lord and Benzing to report the disposition of shares.

Other Business

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you expect to attend the Annual Meeting of shareholders in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instruction. You may submit your proxy or voting instructions (i) over the Internet, (ii) by telephone, or (iii) by completing, signing, dating and returning the enclosed Proxy Card by mail in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your Proxy Card or submit your proxy over the Internet or by telephone and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, NOVELLUS SYSTEMS, INC., 4000 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

THE BOARD OF DIRECTORS

Dated: April 8, 2010

NOVELLUS SYSTEMS, INC.

ATTN: INVESTOR SERVICES

4000 N. FIRST STREET

SAN JOSE, CA 95134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 Richard S. Hill 02 Neil R. Bonke 03 Youssef A. El-Mansy 04 Yoshio Nishi 05 Glen G. Possley

06 Ann D. Rhoads 07 William R. Spivey 08 Delbert A. Whitaker

The Board of Directors recommends you vote FOR the following proposal(s):

For Against Abstain

2 Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

NOTE: Authority is hereby given to the proxies identified on the reverse side of this card to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000058463_1 R2.09.05.010

Yes No

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

NOVELLUS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS May 11, 2010

The undersigned hereby appoints Richard S. Hill and John Hertz, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all shares of Common Stock of Novellus Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time, on May 11, 2010, at the Company’s principal executive offices, 4000 North First Street, San Jose, California, 95134, or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2010 as the Record Date for determining the shareholders entitled to notice of and to vote at the 2010 Annual Meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

THIS PROXY COVERS ALL SHARES FOR WHICH THE UNDERSIGNED HAS THE RIGHT TO GIVE VOTING INSTRUCTIONS TO VANGUARD FIDUCIARY TRUST COMPANY, TRUSTEE OF THE NOVELLUS SYSTEMS, INC. RETIREMENT PLAN (THE “PLAN”). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY THE TRUSTEE BY MAY 7, 2010 AT 5:00 PM EASTERN TIME, YOU WILL BE TREATED AS DIRECTING THE PLAN’S TRUSTEE TO VOTE YOUR SHARES HELD IN THE PLAN IN THE SAME PROPORTION AS THE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED TIMELY INSTRUCTIONS FROM OTHERS WHO DO VOTE AND THE PLAN’S TRUSTEE WILL VOTE YOUR SHARES HELD IN THE PLAN FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

0000058463_2 R2.09.05.010